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                                                                    EXHIBIT 10.1




                              CREDIT AGREEMENT




                                 DATED AS OF

                                JUNE 24, 1996


                              BETWEEN AND AMONG

                          HERITAGE OPERATING, L.P.,
                       A DELAWARE LIMITED PARTNERSHIP

                                 "BORROWER"

                                     AND

                    BANK OF OKLAHOMA, NATIONAL ASSOCIATION,

                              BANK ONE, TEXAS, NA,

                                      AND

                       MERCANTILE BANK OF ST. LOUIS, N.A.

                                    "BANKS"

                                      AND

                     BANK OF OKLAHOMA, NATIONAL ASSOCIATION

                            AS "AGENT" FOR THE BANKS
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                                CREDIT AGREEMENT

          THIS CREDIT AGREEMENT, dated as of June 24, 1996 ("Agreement"), is entered into between and among HERITAGE OPERATING, L.P., a Delaware limited partnership (the "Borrower") (referred to herein as the "Borrower") and BANK OF OKLAHOMA, NATIONAL ASSOCIATION ("BOk"), BANK ONE, TEXAS, NA ("Bank One") and MERCANTILE BANK OF ST. LOUIS, N.A. ("Mercantile") (BOk, Bank One and Mercantile collectively referred to herein as the "Banks") and BOk, as administrative agent for the Banks under this Agreement (in such capacity, the "Agent").

          W I T N E S S E T H:

          A. WHEREAS, the Borrower has applied to the Banks for a revolving credit facility in the maximum outstanding principal amount of $14,000,000 to be evidenced by the Revolving Credit Notes hereinafter described and defined, the proceeds of which will be used by the Borrower for its seasonal working capital needs and the issuance of standby letters of credit for its account in accordance with and subject to the terms, provisions and conditions hereof (the "Revolving Working Capital Facility");

          B. WHEREAS, the Borrower has also applied to the Banks for a $35,000,000 acquisition line of credit to be evidenced by the Acquisition Note hereinafter described and defined, the proceeds of which will be used by the Borrower in connection with approved asset acquisitions in accordance with and subject to the terms, provisions and conditions hereof (the "Acquisition Facility"); and

          C. WHEREAS, the Banks are willing to extend the Revolving Working Capital Facility and the Acquisition Facility to the Borrower, subject to the terms, conditions, uses, limitations and provisions hereinafter set forth, all of which are material to the Banks and without which the Banks would not be willing to extend either of such Commitments described above and hereinafter defined.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by all of the parties hereto, the parties agree as follows:


                                   ARTICLE I

                              CERTAIN DEFINITIONS

          When used herein, the following terms shall have the following meanings:

          1.1 "Acquired Debt" shall mean with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

          1.2 "Acquisition Facility" shall mean the agreement of the Banks to make Acquisition Loans to the Borrower under Article III of this Agreement until December 31, 1998.

          1.3 "Acquisition Loans" shall mean the loans made to the Borrower which are described and defined in Section 3.1 hereof.





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          1.4      "Acquisition Notes" shall mean the Borrower's promissory
notes in the aggregate original principal amount of $35,000,000 in the form of Exhibits D-1, D-2 and D-3, respectively, annexed to this Agreement, to be delivered to the order of the respective Banks pursuant to Section 3.2 hereof, together with each and every replacement, extension, renewal, modification, substitution and change in form of any thereof which may be from time to time and for any term or terms effected.

          1.5 "Affiliate" shall mean, with respect to any Person any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, except a Subsidiary of such Person. A Person shall be deemed to control a corporation if such Person (i) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise or (ii) owns at least 5% of the Voting Stock of a corporation. As applied to the Borrower, "Affiliate" includes without limitation Heritage (the "General Partner") and Heritage Propane.

          1.6 "Applicable Prime Rate" shall mean the annual rate of interest announced by The Chase Manhattan Bank, National Association, New York, New York ("Chase") from time to time as its prime or base rate, which rate shall be the rate used by Chase as a base or standard for pricing purposes and which shall not necessarily be its "best" or lowest rate. Should Chase cease to announce a prime or base rate or should it be merged, consolidated, liquidated or dissolved in such a manner that it loses its separate corporate identity, then the Applicable Prime Rate shall be the Prime Rate published by the Wall Street Journal (Southwest Edition) in its "Money Rates" column, or a similar rate if such rate ceases to be published. Changes in the Applicable Prime Rate shall be effective as of the date of the change.

          1.7 "Asset Acquisition" shall mean (a) an Investment by the Borrower or any Restricted Subsidiary of the Borrower in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Borrower or shall be merged with or into the Borrower or any Restricted Subsidiary of the Borrower, (b) the acquisition by the Borrower or any Restricted Subsidiary of the Borrower of the assets of any Person (other than an existing Subsidiary of the Borrower) which constitute all or substantially all of the assets of such Person or (c) the acquisition by the Borrower or any Restricted Subsidiary of any division or line of business of any Person (other than a Restricted Subsidiary).

          1.8      "Asset Sale" shall have the meaning specified in Section
8.24(iii).

          1.9 "Available Cash" shall mean, with respect to any fiscal quarter of the Borrower: (i) the sum of (a) all cash (excluding any amounts under paragraph 4D(v) of the Note Purchase Agreement) and Cash Equivalents of the Borrower and its Subsidiaries on hand at the end of such quarter and (b) all additional cash and Cash Equivalents of the Borrower and its Subsidiaries on hand on the date of determination of Available Cash with respect to such quarter resulting from borrowings for working capital purposes subsequent to the end of such quarter, less (ii) the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the Board of Directors of the General Partner to (a) provide for the proper conduct of the business of the Borrower and its Subsidiaries (including reserves for future capital expenditures) subsequent to such quarter, (b) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Borrower or any Subsidiary is a party or its assets are subject (including this Agreement and the Security Documents) and (c) provide funds for distributions to partners of the Partnership and Heritage in respect of any one or more of the next four quarters; provided that the Board of Directors of the General Partner need not establish cash reserves pursuant to clause (iii) if the effect of such reserves would be that the Partnership is unable to distribute the minimum quarterly distribution




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on all Common Units with respect to such quarter; and provided, further, that disbursements made by the Borrower or a Subsidiary of the Borrower or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced for purposes of determining Available Cash, within such quarter if the Board of Directors of the General Partner so determines. In addition, without limiting the foregoing, Available Cash for any fiscal quarter shall reflect reserves equal to (A) the sum of (i) 50% of the interest projected to be paid on the Private Placement Notes in the next succeeding fiscal quarter plus (ii) 100% of the interest projected to be paid on the Notes in the next succeeding fiscal quarter plus (B) beginning with a date three fiscal quarters before a scheduled principal payment date on the Private Placement Notes, the sum of (i) 25% of the aggregate principal amount due on the Private Placement Notes on any such payment date in the third succeeding fiscal quarter, 50% of the aggregate principal amount thereof due on any such payment date in the second succeeding fiscal quarter and 75% of the aggregate principal amount thereof due on any quarterly payment date in the next succeeding fiscal quarter, plus (ii) 100% of the aggregate principal amount due on the Acquisition Note on any quarterly payment date in the next succeeding fiscal quarter, plus (C) the Unused Proceeds Reserve as of the date of determination. The foregoing reserves for amounts to be paid on the Notes and the Private Placement Notes shall be reduced by the aggregate amount of advances available to the Borrower from responsible financial institutions under binding irrevocable (x) credit or financing commitments (which are subject to no conditions which the Borrower is unable to meet) limited to the Revolving Working Capital Facility and expressly excluding the other Commitment issued by the Banks described and defined herein and (y) standby letters of credit (which are subject to no conditions which the Borrower is unable to meet) to be used to refinance such amounts, in each case to the extent such amounts could be borrowed and remain outstanding under
Section 7.19.

          1.10 "Business Day" shall mean a day other than a Saturday, Sunday or a day upon which banks in the State of Oklahoma or New York, New York are closed to business generally.

          1.11 "Capital Stock" shall mean, with respect to any Person, any and all shares, units representing interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, including, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

          1.12 "Capitalized Lease Obligation" shall mean any rental obligation which under GAAP would be required to be capitalized on the books of the Borrower or any of its Subsidiaries, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

          1.13     "Cash Equivalents" shall have the meaning set forth in
Section 7.22(iii).

          1.14 "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as the same may be amended from time to time, together with all regulations and rulings promulgated with respect thereto.

          1.15 "Closing Date" shall mean the effective date of this Agreement.

          1.16 "Collateral" shall have the meaning assigned to that term in the Security Documents.




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          1.17     "Collateral Agent" shall mean Wilmington Trust Company, a
Delaware trust company, in its capacity as collateral agent under the Intercreditor and Agency Agreement among the Note Purchasers, the Agent and the Collateral Agent dated as of even date herewith ("Intercreditor Agreement"), as well as its successors and assigns in such capacity under Section 11 thereof.

          1.18 "Commitments" shall mean the Revolving Working Capital Facility and the Acquisition Facility.

          1.19 "Common Units" shall have the meaning ascribed thereto in the Registration Agreement and the Note Purchase Agreement.

          1.20 "Consolidated EBITDA" shall mean, with respect to the Borrower and its Subsidiaries for any period, (1) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income and (b) to the extent deducted in the determination of Consolidated Net Income, after excluding amounts attributable to minority interests in Subsidiaries and without duplication, (i) Consolidated Non-Cash Charges, (ii) Consolidated Interest Expense and (iii) Consolidated Income Tax Expense less (2) any non-cash items increasing Consolidated Net Income for such period to the extent that such items constitute reversals of a Consolidated Non-Cash Charge for a previous period and which were included in the computation of Consolidated EBITDA for such previous period pursuant to the provisions of the preceding clause (1). Consolidated EBITDA shall be calculated after giving effect, on a pro forma basis and in accordance with GAAP, to, without duplication, any Asset Sales or Asset Acquisitions (including without limitation any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or one of its Subsidiaries incurring, assuming or otherwise being liable for Acquired Debt) occurring during the period commencing on the first day of such period to and including the date of the transaction (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period. As used herein, Consolidated EBITDA shall be based upon that amount determined over the preceding 12 months (i.e., the four most recent fiscal quarters).

          1.21 "Consolidated Funded Indebtedness" shall mean, as of any date of determination, the aggregate amount of Indebtedness of the Borrower and its Subsidiaries outstanding on that date and maturing in more than 12 months, including the Private Placement Notes and the Acquisition Notes (including current maturities of any such Indebtedness). Notwithstanding anything to the contrary contained herein, Consolidated Funded Indebtedness shall not include borrowings under the Revolving Credit Notes to the extent such borrowings permitted hereby.

          1.22 "Debt Service" shall mean, for the applicable time period being tested, for the Borrower on a consolidated basis, an amount equal to the sum of (i) the scheduled payments of principal and interest on the Acquisition Note, including, if applicable, mandatory prepayments required thereon, (ii) interest paid on the Heritage Note, (iii) interest paid on the Revolving Credit Note, including, if applicable, mandatory prepayments required thereon, for such period and (iv) the scheduled payments of principal and interest on the Private Placement Notes.

          1.23 "Default Rate" shall mean the Applicable Rate selected and in effect pursuant to the Applicable Interest Rate Options in Article V hereof and Schedule I annexed hereto plus four percentage points (4%) per annum, but in no event in excess of the rate permitted by applicable law.

          1.24 "Environmental Laws" shall mean Laws, including without limitation federal, state or local Laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment




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(including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata), including without limitation CERCLA, SARA, RCRA, HSWA, HMTA, TSCA and other Laws relating to (i) Polluting Substances or
(ii) the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances.

          1.25 "ERISA" shall mean the Federal Employee Retirement Income Security Act of 1974, as amended, together with all regulations and rulings promulgated with respect thereto.

          1.26     "Event of Default" shall mean any of the events specified in
Section 10.1 of this Agreement, and "Default" shall mean any event, which together with any lapse of time or giving of any requisite notice, or both, would constitute an Event of Default.

          1.27 "Financial Statement Delivery Date" means the date on which the quarterly or annual financial statements of the Borrower are to be delivered pursuant to Section 7.6(a) or Section 7.6(b), as the case may be.

          1.28 "GAAP" shall mean generally accepted accounting principles in effect in the United States at the time of application thereof and applied on a consistent basis in all material respects to those applied in the preceding period, unless the Borrower's outside accountants reasonably determine that there should be a different application based upon relevant accepted Financial Accounting Standards. Unless otherwise indicated herein or in the Note Purchase Agreement, all accounting terms will be defined according to GAAP.

          1.29 "General Partner" shall mean Heritage in its capacity as the General Partner of the Borrower.

          1.30     "Hazardous Materials"

          1.31 "Hereby", "herein", "hereof", "hereunder" and similar such terms shall mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears.

          1.32 "Heritage" means Heritage Holdings, Inc., a Delaware corporation, the general partner of the Borrower.

          1.33 "Heritage Propane" shall mean Heritage Propane Partners, L.P., a Delaware limited partnership.

          1.34 "HMTA" shall mean the Hazardous Materials Transportation Act, as amended, together with all regulations and rulings promulgated with respect thereto.

          1.35 "HSWA" shall mean the Hazardous and Solid Waste Amendments of 1984, as amended, together with all regulations and rulings promulgated with respect thereto.

          1.36 "Indebtedness" shall mean and include any and all: (i) indebtedness, obligations and liabilities of the Borrower to the Banks incurred or which may be incurred or purportedly incurred hereafter pursuant to the terms of this Agreement or any of the other Loan Documents, and any replacements, amendments, extensions, renewals, substitutions, amendments and increases in amount thereof, including such amounts as may be evidenced by the Notes and all lawful interest, late charges, loan closing fees, service fees, origination/facility fees, commitment




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fees, fees in lieu of balances, letter of credit processing and issuance fees and other charges, and all reasonable costs and expenses incurred in connection with the preparation, filing and recording of the Loan Documents, including reasonable attorneys fees and legal expenses; (ii) all reasonable costs and expenses paid or incurred by the Banks and/or the Agent or the Collateral Agent, including reasonable attorneys fees, in enforcing or attempting to enforce collection of any Indebtedness and in enforcing or realizing upon or attempting to enforce or realize upon any collateral or security for any Indebtedness, including interest on all sums so expended by the Banks and/or the Agent or the Collateral Agent accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate;
(iii) all sums expended by the Banks and/or the Agent or the Collateral Agent in curing any Event of Default or Default of the Borrower under the terms of this Agreement, the other Loan Documents or any other writing evidencing or securing the payment of the Notes together with interest on all sums so expended by the Banks and/or the Agent or the Collateral Agent accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; and (iv) indebtedness, obligations and liabilities of the Borrower arising out of the Note Agreement including, without limitation, that evidenced by the Private Placement Notes.

          1.37 "Investment" shall mean, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, and any other item which would be classified as an "investment" on a balance sheet of such Person prepared in accordance with GAAP, including without limitation any direct or indirect contribution by such Person of property or assets to a joint venture, partnership or other business entity in which such Person retains an interest (it being understood that a direct or indirect purchase or other acquisition by such Person of assets of any other Person (other than stock or other securities) shall not constitute an "Investment" for purposes of this Agreement). For the purposes of Section 7.22(v), the amount involved in Investments made during any period shall be the aggregate cost to the Borrower and its Restricted Subsidiaries of all such Investments made during such period, determined in accordance with GAAP, but without regard to unrealized increases or decreases in value, or write- ups, write-downs or write-offs, of such Investments and without regard to the existence of any undistributed earnings or accrued interest with respect thereto accrued after the respective dates on which such Investments were made, less any net return of capital realized during such period upon the sale, repayment or other liquidation of such Investments (determined in accordance with GAAP, but without regard to any amounts received during such period as earnings (in the form of dividends not constituting a return of capital, interest or otherwise) on such Investments or as loans from any Person in whom such Investments have been made).

          1.38 "Issuing Bank" means the Bank that issues Letters of Credit under this Agreement, which on the Closing Date will be BOk; provided, however, in the event BOk does not for any reason issue a requested Letter of Credit, another Bank designated by the Agent to issue such Letter of Credit in accordance with Section 2.6.

          1.39 "Laws" shall mean all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

          1.40 "Letters of Credit" shall mean any and all standby letters of credit issued by the Agent (on behalf of the Banks) in accordance with Sections 2.6 and 11.4.2 hereof pursuant to the request of the Borrower in accordance with the provisions of Section 2.2 hereof which at any time remain outstanding and subject to draw by the beneficiary, whether in whole or in part.




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          1.41     "Lien" shall mean any chattel mortgage, pledge, security
interest, assignment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction).

          1.42 "Letter of Credit Exposure" means, for any Letter of Credit, the Issuing Bank or, in the event the Issuing Bank does not for any reason issue a requested Letter of Credit, another Bank designated by the Agent in accordance with Article X hereof to issue such Letter of Credit in accordance with Section 2.6.

          1.43 "Loan Documents" shall mean this Agreement, the Notes, the Security Documents and all other documents, instruments and certificates executed and delivered to the Banks by the Borrower thereof pursuant to the terms of this Agreement.

          1.44 "Loans" shall mean all advances made and standby letters of credit draws funded hereunder pursuant to either of the Commitments, including all sums evidenced by the Notes.

          1.45 "Memorandum" shall mean the Private Placement Memorandum dated May, 1996, prepared by Prudential Securities for use in connection with the Borrower's private placement of the proposed issuance of the Private Placement Notes.

          1.46 "Note Purchase Agreement" shall mean that certain Note Purchase Agreement between Heritage, Borrower and the Purchasers named in the Purchaser Schedule annexed as Schedule I thereto dated as of June __, 1996 (the "Purchasers").

          1.47 "Notes" shall mean the Revolving Credit Notes and the Acquisition Notes.

          1.48     "Officers Certificate"

          1.49     "PBGC"

          1.50     "PUHCA"

          1.51     "Partnership Documents"

          1.52     "Permits"




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          1.53     "Person" shall mean and include an individual, a
partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department, agency or political subdivision thereof.

          1.54 "Polluting Substances" shall mean all pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, propane, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in CERCLA/SARA, RCRA/HSWA and in the HMTA; provided, in the event either CERCLA/SARA, RCRA/HSWA or HMTA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided further, to the extent that the Laws of any State or other Tribunal establish a meaning for "hazardous substance, "hazardous waste," "hazardous material," "solid waste" or "toxic substance" which is broader than that specified in CERCLA/SARA, RCRA/HSWA, or HMTA, such broader meaning shall apply.

          1.55 "Potential Heritage Debt" shall mean indebtedness that the Banks, in their sole discretion, may elect to extend to Heritage after the Closing Date and not secured by the Collateral or any other assets of the Borrower, it being acknowledged and stipulated by Borrower that none of the Banks, severally and/or jointly, have committed directly or indirectly to extend any such credit facility or loan to Heritage in any manner.

          1.56 "Priority Debt" shall mean as of any date of determination, the sum, without duplication, of (i) Indebtedness of the Subsidiaries of the Borrower (other than Indebtedness owed to the Borrower or another Wholly-Owned Subsidiary), plus (ii) Indebtedness of the Borrower and its Subsidiaries secured by Liens permitted by clauses (i) and (vii) of Section 7.20 and any renewals of such Liens permitted by clause (xiv) of Section 7.20.

          1.57 "Private Placement Notes" shall mean the $120,000,000 senior secured notes issued pursuant to the Memorandum, sold to the Purchasers and described and defined in the Note Purchase Agreement as the "Notes".

          1.58 "RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended, together with all regulations and rulings promulgated with respect thereto.

          1.59 "Registration Statement" shall mean Amendment No. 1 to the Registration Statement on Form S-1 of the Partnership (Registration No. 333-4018) filed with the Securities and Exchange Commission (the "Commission") on June 4, 1996, in the form when declared effective by the Commission and as amended on or prior to the date of this Agreement.

          1.60 "Required Banks" means, with respect to any approval, consent, modification, waiver or other action to be taken by the Agent or the Banks under the Loan Documents which require action by the Required Banks, such Banks owning at least a majority of the Percentage Interests; provided, however, that with respect to any matters referred to in the proviso to Section 10.6, Required Banks means such Banks that own at least the respective portions of the Percentage Interests required by Section 10.6.




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          1.61     "Required Holders" shall mean the holder or holders of at
least 51% of the aggregate principal amount of the Private Placement Notes from time to time outstanding.

          1.62 "Restricted Payment" shall mean any payment or other distribution, direct or indirect, in respect of any partnership or other equity interest in the Borrower, except a distribution payable solely in additional partnership or other equity interests in the Borrower, and any payment, direct or indirect on account of the redemption, retirement, purchase or other acquisition of any partnership or other equity interest in the Borrower.

          1.63 "Revolving Credit Loans" shall mean the advances to the Borrower described and defined in Section 2.1 of this Agreement, including the sum of any unfunded, outstanding Letters of Credit issued pursuant to Section 2.6

          1.64 "Revolving Credit Notes" shall mean the Borrower's revolving credit notes in the aggregate original principal amount of $14,000,000 in the form of Exhibits A-1, A-2 and A-3, respectively, annexed to this Agreement, to be delivered to the order of the respective Banks pursuant to Section 2.2 hereof, together with any and all extensions, renewals, modifications, substitutions and changes in form of any thereof which may be from time to time and for any term or terms effected.

          1.65 "Revolving Working Capital Facility" shall mean the agreement of the Banks to make Revolving Credit Loans to the Borrower under
Article II of this Agreement, and pursuant to the terms and conditions hereof, from the Closing Date until June 30, 1999, or such later date as the Banks may extend the Revolving Working Capital Facility by an extension in writing, unless earlier terminated pursuant to the terms hereof.

          1.66 "SARA" shall mean the Superfund Amendments and Reauthorization Act of 1987, as amended, together with all regulations and rulings promulgated with respect thereto.

          1.67 "Security Agreement" shall mean the Security Agreement and Assignment dated as of even date herewith from the Borrower and Heritage, as debtors and assignors, to the Collateral Agent, for the benefit of the Banks and the Purchasers of the Private Placement Notes pursuant to the Note Purchase Agreement, as secured parties, encumbering the Collateral described therein and covered thereby.

          1.68 "Security Documents" shall mean the Security Agreement, the Pledge Agreement, the Financing Statements and all other financing statements, assignments, security agreements, pledges, negative pledges, lien entry forms, documents or writings and any and all amendments and supplements thereto, granting, conveying, pledging, assigning, transferring or in any manner providing the Collateral Agent with a security interest or pledge in any property as security for the repayment of all or any part of the Indebtedness (including without limitation the Notes).

          1.69 "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association, trust or other entity of which (or in which) more than 50% of (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interests in the capital or profits of such partnership, limited liability company, joint venture or association with ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such partnership, limited liability company, joint venture or association, or (c) the beneficial interests in such trust or other entity with ordinary voting power to elect a majority of the board of trustees (or Persons performing similar functions) of such trust or other entity, is at the time




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
directly or indirectly owned or controlled by such Person, and one or more of its other Subsidiaries, or by one or more of such Person's other Subsidiaries.

          1.70 "Taxes" shall mean all taxes, assessments, fees, or other charges or levies from time to time or at any time imposed by any Laws or by any Tribunal.

          1.71 "Tribunal" shall mean any municipal, state, commonwealth, Federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.

          1.72 "TSCA" shall mean the Toxic Substances Control Act, as amended, together with all regulations and rulings promulgated with respect thereto.

          1.73 "UCP" means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Bank).

          1.74 "Unused Proceeds Reserve" shall mean, as of any date of determination, all amounts theretofore offered to prepay Parity Debt under
Section 8.24(iii)(c)(II) and to prepay Private Placement Notes, the prepayment of which was declined by the applicable Purchaser, less the portion of such amounts theretofore applied by the Borrower to operations or capital expenditures in connection with the conduct of the Borrower's business.

          1.75 "Wholly-Owned" shall mean as applied to any Subsidiary of any Person, a Subsidiary at least 98% (by vote or value) of the outstanding Equity Interests (other than directors' qualifying shares, if required by law) of all classes, taken together as a whole, of which are at the time owned by such Person or by one or more of its Wholly-Owned Subsidiaries or by such Person and one or more of its Wholly-Owned Subsidiaries.

          All defined terms used herein that are not otherwise defined herein shall have the meanings ascribed thereto in the Note Purchase Agreement; provided, however, amendments to or modifications of the Note Purchase Agreement subsequent to the Closing Date shall not change or amend the meaning of such therein defined terms insofar as the meaning thereof as ascribed to or contemplated hereby without the written consent of the Banks.

                                   ARTICLE II

                             REVOLVING CREDIT LOANS

          2.1 Revolving Credit Loans. The Banks agree, upon the provisions and subject to the terms and conditions hereinafter set forth, to severally make loans ("Revolving Credit Loans") in accordance with their respective Percentage Interests of the Revolving Working Capital Facility to the Borrower from the Closing Date until June 30, 1999, in writing unless the Revolving Working Capital Facility shall be sooner terminated pursuant to the provisions of this Agreement, in such aggregate amounts as may from time to time be requested by the Borrower so long as the aggregate outstanding principal amount of all Revolving Credit Loans under the Revolving Credit Notes plus the unfunded portions of outstanding standby Letters of Credit issued pursuant to Section 2.6 hereof do not at any time exceed $14,000,000.

          2.2 Revolving Credit Notes. On the Closing Date, the Borrower shall execute and deliver to the order of the Banks the Borrower's separate Revolving Credit Notes in the aggregate original principal amount of $14,000,000, the forms of which are annexed hereto as Exhibits A-1

(BOK), A-2 (Bank One) and A-3 (Mercantile) and hereby made a part hereof (hereinafter collectively referred to as "Revolving Credit Notes"). The Revolving Credit Notes shall be dated as of the Closing Date, and shall bear interest payable on unpaid balances of principal from time to time outstanding and on any past due interest at a variable annual rate equal from day to day to the Applicable Interest Rate Options selected by the Borrower as described on
Schedule I annexed hereto, adjustable as of the end of each calendar quarter, commencing September 30, 1997, to the applicable Level described on Schedule I on the Financial Statement Delivery Date but in no event at a rate which is greater than permitted by applicable law. After maturity (whether by acceleration or otherwise) the Revolving Credit Notes shall bear interest at the Default Rate, payable on demand. Interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be, but assessed for the actual number of days elapsed. The Revolving Credit Loan(s) shall be deemed owed to each Bank severally in accordance with such Bank's Percentage Interest, and all payments credited to the Revolving Credit Notes shall be for the account of each Bank in accordance with its Percentage Interest.

          2.3 Revolving Credit Advances, Payments and Mandatory/Voluntary Prepayment. Each Revolving Credit Loan requested by the Borrower from the Banks shall (i) be requested in writing by the Borrower pursuant to a Loan Advance Request, the form of which is annexed hereto as Exhibit B, delivered to the Agent's main banking office in Tulsa, Oklahoma (via personal delivery or facsimile) no later than 11:00 a.m. (applicable current time in Tulsa, Oklahoma) on the Business Day on which the advance is to be made; (ii) be in the amount of $50,000 or an integral multiple thereof (unless the amount then available to borrow is less than $50,000, in which event an advance may be made in the amount available); (iii) not cause the aggregate outstanding and unpaid principal amount of the Revolving Credit Notes to exceed $14,000,000 plus the unfunded portion(s) of all outstanding letters of credit issued by the Agent as Issuing Bank under the Revolving Working Capital Facility; and (iv) be advanced severally by the Banks on the applicable advance request date, provided the Loan Advance Request is timely made in accordance with Section 2.3(i) hereof
and all other conditions of funding are met.   All such advances made severally
by the Banks shall, for mutual convenience, be deposited to the Borrower's general deposit account No. _________ with the Agent (the "General Account"), and neither the Agent nor the Banks shall have any responsibility to monitor the distribution of such advances in any other or further respect.

          The Borrower may from time to time make prepayments of principal in whole or in part in multiples of $100,000 at any time or from time to time without premium or penalty. The Borrower may reborrow subject to the limitations and conditions for Revolving Credit Loans contained herein. All advances made severally by the Banks on the Revolving Credit Notes and all payments or prepayments of principal and interest thereon made by the Borrower shall be recorded by each Bank in its records, and the aggregate unpaid principal amount so recorded shall be presumptive evidence of the principal amounts owing and unpaid on the Revolving Credit Notes. The failure to so record shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Revolving Credit Note to repay the principal amount of each Revolving Credit Loan together with all interest accrued thereon. If additional lines or blanks shall be needed for the purpose of recording advances or payments on the schedule, one or more additional schedules may be annexed to the respective Revolving Credit Notes and shall become a part thereof. All payments and prepayments shall be made in lawful money of the United States of America. Any payments or prepayments on the Revolving Credit Notes received by the Agent after 12:00 noon (applicable current time in Tulsa, Oklahoma) shall be deemed to have been made on the next succeeding Business Day. All outstanding principal of and accrued interest on the Revolving Credit Notes not previously paid hereunder shall be due and payable at final maturity on June 30, 1999, unless such maturity shall be extended by the Banks in writing or accelerated pursuant to the terms hereof.

          At least once during each fiscal year of the Borrower, commencing with its fiscal year ending August 31, 1997, the Borrower shall cause the Revolving Working Capital Facility to be fully rested (i.e., paid to a zero balance) for thirty (30) consecutive days.

          2.4 Maximum Revolving Credit Loans. The Borrower will not request, nor will it accept, the proceeds of any Revolving Credit Loans or advances under the Revolving Credit Notes at any time when (i) the amount thereof, together with the aggregate unpaid principal amount of the Revolving Credit Notes plus all unfunded portion(s) of unfunded Letters of Credit, exceeds $14,000,000 subject to automatic reduction of the Revolving Working Capital Facility by an amount equal to the application(s) of Excess Sales Proceeds as a contingent prepayment pursuant to Sections 4.6 and 4.7 hereof against the Revolving Credit Notes (but only after application of such Excess Sales Proceeds in payment in full of the outstanding balances of the Acquisition Notes) or (ii) the sum of the aggregate principal amount outstanding on the Acquisition Notes exceeds $35,000,000.

          2.5 Commitment Fees. From the Closing Date until the Revolving Working Capital Facility is terminated, the Borrower shall pay to the Banks, as a commitment fee for the Revolving Working Capital Facility, a per annum amount equal to the Applicable Commitment Fee Percentage as described on Schedule I annexed hereto (initially 0.50% per annum from the Closing Date through June 30, 1997) of the amount by which $14,000,000 exceeds the average of the sum of
(i) aggregate outstanding unpaid principal balance of the Revolving Credit Notes plus (ii) the unfunded portion(s) of all outstanding Letters of Credit issued by the Issuing Bank under the Revolving Working Capital Facility from time to time computed daily on the basis of a calendar year of 360 days but assessed for the actual number of days elapsed during each accrual period.
Such commitment fee shall be payable quarterly in arrears as the same accrues on the fifteenth (15th) day after the end of each quarter-annual period ending March 31, June 30, September 30 and December 31 of each year, commencing July 15, 1996, through and including July 15, 1997 (insofar as the quarter ending June 30, 1997 is concerned) and thereafter, the minimum commitment fee due on the Revolving Working Capital Facility (0.375%) as calculated pursuant to this
Section 2.5 shall continue to be payable on the 15th day of the month next succeeding the end of the applicable fiscal quarter (commencing October 15, 1997 for the fiscal quarter ending September 30, 1997) with any additional commitment fee in excess of 0.375% due pursuant to Schedule I hereto being payable within five (5) days of the Financial Statement Delivery Date effective as of the quarter ending September 30, 1997, and at the maturity date of the Revolving Credit Notes, whether by acceleration or otherwise. Not sooner than three (3) Business Days following the mailing by regular mail of notice of an intended debit, the amount of such commitment fees payable for each such quarter shall be paid by automatic debit to the General Account (as more particularly described and defined in Section 2.3 hereof) in such amount. For the purposes of Section 2.5 hereof, the Borrower hereby appoints the Agent its attorney-in-fact for the execution and performance of such debits, and hereby absolves the Agent and Banks of any loss or negligence arising by virtue of Agent's exercise of such power, except for gross negligence or willful misconduct. Said power shall be deemed a power coupled with an interest and shall be irrevocable.

          2.6.1 Letters of Credit. Upon the Borrower's written application from time to time by use of Issuing Bank's standard form Letter of Credit Application Agreement and subject to the terms and provisions therein and herein set forth, the Issuing Bank agrees to issue standby Letters of Credit on behalf of the Borrower under the Revolving Working Capital Facility to fund Borrower's short-term working capital requirements and general and administrative needs of the Borrower and its Subsidiaries, provided that (i) any standby Letters of Credit be issued on behalf of or on the account of Borrower with an expiry date later than June 30, 1999, will, at the Banks' sole option, be fully secured and collateralized by cash or Cash Equivalent acceptable to the Banks in their sole discretion and held by the Issuing Bank from and after maturity on June 30, 1999, until expiration or cancellation of such Letter(s) of Credit or payment of all draws thereon on demand of the Issuing Bank, (ii) no letter of credit will be issued on behalf of or for the account of the Borrower if at the time of issuance the outstanding amount of all unpaid Revolving Credit Loans (including the aggregate outstanding and unfunded amount of unexpired Letters of Credit) under the Revolving Working Capital Facility as evidenced by the Revolving Credit Notes plus the maximum amount of such letter of credit then being requested would exceed $14,000,000 and (iii) each Letter of Credit issued on the Borrower's behalf in support of propane purchases thereby shall contain language acceptable to the Issuing Bank pertaining to automatic cancellation/reduction, as applicable, contemporaneous with payment via wire transfer to the propane seller. If any Letter of Credit is drawn upon at any time, each amount drawn, whether a full or partial draw thereon, shall be paid by wire transfer and reflected by the Issuing Bank as an advance on the Revolving Credit Note effective as of the date of the Issuing Bank's honoring the sight draft and such Letter of Credit shall be cancelled immediately upon such wire transfer. In consideration of the Issuing Bank's agreement to issue standby Letters of Credit hereunder, the Borrower agrees to pay to the Issuing Bank its normal standby letter of credit application and processing fees (concerning which the Percentage Interests Banks shall not be applicable) together with letter of credit issuance fees equal to one and one-half percent (1.5%) per annum on the face amount of each standby Letter of Credit, which such fees shall be due and payable to the Issuing Bank at the time of issuance of each applicable standby Letter of Credit and shall be paid by automatic debit in such amount to the General Account, not sooner than three (3) Business Days following the mailing by regular mail of notice of such intended debit.

          2.6.2 Form and Expiration of Letters of Credit. Each Letter of Credit issued under this Section 2.6 and each draft accepted or paid under such a Letter of Credit shall be issued, accepted or paid, as the case may be, by the Issuing Bank at its principal banking office. Each Letter of Credit and each draft accepted under a Letter of Credit shall be in such form and minimum amount, and shall contain such terms, as the Issuing Bank and the Borrower may agree upon at the time such Letter of Credit is issued, including a requirement of not less than three (3) Banking Days after presentation of a draft before payment must be made thereunder.

          2.6.3 Banks' Participation in Letters of Credit. Upon the issuance of any Letter of Credit, a participation therein, in an amount equal to each Bank's Percentage Interest, shall automatically be deemed granted by the Issuing Bank to each Bank on the date of such issuance and the Banks shall automatically be obligated, as set forth in Section 10.4, to reimburse the Issuing Bank to the extent of their respective Percentage Interests for all obligations incurred by the Issuing Bank to third parties in respect of such Letter of Credit not reimbursed by the Borrower. The Issuing Bank will send to each Bank (and the Agent if the Issuing Bank is not the Agent) a confirmation regarding the participations in Issuing Bank outstanding during such month.

          2.6.4 Presentation. The Issuing Bank shall accept or pay any draft presented to it, regardless of when drawn and whether or not negotiated, if such draft, the other required documents and any transmittal advice are presented to the Issuing Bank and dated on or before the expiration date of the Letter of Credit under which such draft is drawn. Except insofar as instructions actually received may be given by the Company in writing expressly to the contrary with regard to, and prior to, the Issuing Bank's issuance of any Letter of Credit for the account of the Borrower and such contrary instructions are reflected in such Letter of Credit, the Issuing Bank may honor as complying with the terms of the Letter of Credit and with this Agreement any drafts or other documents otherwise in order signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for benefit of creditors, liquidator, receiver or other legal representative of the party authorized under such Letter of Credit to draw or issue such drafts or other documents.

          2.6.5 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Bank (the "UCP"), shall be binding on the Borrower and the Issuing Bank except to the extent otherwise provided herein, in any Letter of Credit or in any other Document. Anything in the UCP to the contrary notwithstanding:

                   (a) Neither the Borrower nor any beneficiary of any Letter of Credit shall be deemed an agent of any Issuing Bank.

                   (b) With respect to each Letter of Credit, except as otherwise required by Law, neither the Issuing Bank nor its correspondents shall be responsible for or shall have any duty to ascertain:

                            (i)      the genuineness of any signature;

                            (ii) the validity, form, sufficiency, accuracy, genuineness or legal effect of any endorsements;

                            (iii) delay in giving, or failure to give, notice of arrival, notice of refusal of documents or of discrepancies in respect of which any Issuing Bank refuses the documents or any other notice, demand or protest;

                            (iv) the performance by any beneficiary under any Letter of Credit of such beneficiary's obligations to the Borrower;

                            (v) inaccuracy in any notice received by the Issuing Bank;

                            (vi) the validity, form, sufficiency, accuracy, genuineness or legal effect of any instrument, draft, certificate or other document required by such Letter of Credit to be presented before payment of a draft, or the office held by or the authority of any Person signing any of the same; or

                            (vii) failure of any instrument to bear any reference or adequate reference to such Letter of Credit, or failure of any Person to note the amount of any instrument on the reverse of such Letter of Credit or to surrender such Letter of Credit or to forward documents in the manner required by such Letter of Credit.

                   (c) Except as otherwise required by Law, the occurrence of any of the events referred to in the UCP or in the preceding clauses of this Section 2.6.5 shall not affect or prevent the vesting of any of the Issuing Bank's rights or powers hereunder or the Borrower's obligation to make reimbursement of amounts paid under any Letter of Credit or any draft accepted thereunder.

                   (d) The Borrower will promptly examine (i) each Letter of Credit (and any amendments thereof) sent to it by the Issuing Bank and (ii) all instruments and documents delivered to it from time to time by the Issuing Bank. The Borrower will notify the Issuing Bank of any claim of noncompliance by notice actually received within three (3) Business Days after receipt of any of the foregoing documents, the Borrower being presumptively deemed to have waived any such claim against such Issuing Bank and its correspondents unless such notice is given. The Issuing Bank shall have no obligation or responsibility to send any such Letter of Credit or any such instrument or document to the Borrower.

                   (e) In the event of any conflict between the provisions of this Agreement and the UCP, the provisions of this Agreement shall govern.

          2.6.7 Subrogation. Upon any payment by a Issuing Bank under any Letter of Credit and until the reimbursement of such Issuing Bank by the Borrower with respect to such payment, the Issuing Bank shall be entitled to be subrogated to, and to acquire and retain, the rights which the Person to whom such payment is made may have against the Company, all for the benefit of the Banks. The Borrower will take such action as the Issuing Bank may reasonably request, including requiring the beneficiary of any Letter of Credit to execute such documents as the Issuing Bank may reasonably request, to assure and confirm to the Letter of Credit Issuer such subrogation and such rights, including the rights, if any, of the beneficiary to whom such payment is made in accounts receivable, inventory and other properties and assets of Borrower.


                                  ARTICLE III

                               ACQUISITION LOANS

          3.1 Acquisition Loans. The Banks agree, upon the provisions and subject to the terms and conditions hereinafter set forth, to severally make loans (the "Acquisition Loans") to the Borrower in accordance with their respective Percentage Interests from time to time on or after the Closing Date in an aggregate outstanding principal amount not in excess of $35,000,000 minus the sum of (i) outstanding principal balance on the Potential Heritage Debt, if any, plus (ii) automatic reduction of the Acquisition Facility by an amount equal to the application of Excess Sales Proceeds pursuant to Sections 4.6 and
4.7 hereof against the Acquisition Notes (prior to application of any such Excess Sales Proceeds against the outstanding balance of the Revolving Credit Notes). The aggregate unpaid principal balance of the Acquisition Loans is convertible to a thirty (30) month term loan on December 31, 1998 (the "Conversion Date") in an amount equal to the lesser of (x) the maximum unpaid aggregate principal amount of the Acquisition Notes on the Conversion Date or the remainder of (y) $35,000,000 minus the outstanding principal balance of the Potential Heritage Debt, if any. Each Acquisition Loan requested by the Borrower from the Banks from the Closing Date until December 31, 1998, shall
(i) be requested in writing by the Borrower pursuant to an Acquisition Loan Advance Request (in addition to and not in lieu of the Acquisition Due Diligence Packet(s) described in the next succeeding paragraph), the form of which is annexed hereto as Exhibit C and delivered to the Agent, no later than 12:00 noon (applicable current time in Tulsa, Oklahoma) at least five (5) Business Days prior to the date upon which the requested Acquisition Loan advance is to be made; (ii) be in the amount of $50,000 or an integral multiple thereof (unless the amount then available to borrow is less than $50,000, in which event an advance may be made in the amount available); (iii) not cause the aggregate outstanding and unpaid aggregate principal amount of the Acquisition Notes to exceed the remainder of $35,000,000 less the principal amount outstanding on the Potential Heritage Debt, if any; and (iv) be advanced severally by the Banks on the applicable advance request date, provided the Acquisition Loan Advance Request is timely made in accordance with Section 3.1(i) hereof and all other conditions of funding are met. All advances made severally by the Banks shall, for mutual convenience, be deposited to the General Account and neither the Agent nor the Banks shall have any responsibility to monitor the distribution of such advances in any other or further respect. The Borrower may borrow, repay and reborrow under the Acquisition Facility subject to the limitations and conditions for Acquisition Loans contained herein. All advances made severally by the Banks on the Acquisition Notes and all payments or prepayments of principal and interest thereon made by the Borrower shall be recorded by the Bank in its records, and the aggregate unpaid principal amount so recorded shall be presumptive evidence of the principal amount owing and unpaid on the Acquisition Notes.
The failure to so record shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Acquisition Notes to repay the principal amount of each Acquisition Loan together with all interest accrued thereon. If additional lines or blanks shall be needed for the purpose of recording advances or payments on the schedule, one or more additional schedules may be annexed to the respective Acquisition Notes and shall become a part thereof.

          Each Acquisition Loan Advance Request shall be accompanied by (i) a memorandum from the Chief Financial Officer of Borrower's general partner summarizing the proposed acquisition, (ii) a complete copy of the signed letter of intent (with all exhibits or schedules thereto to the extent available, (iii) a full and complete copy of the Borrower's internal acquisition model (in general form, content and detail as utilized by the General Partner or its Affiliates for similar acquisitions prior to the Closing Date and (iv) a full, completed copy of the confidential business questionnaire in the general form as utilized by Heritage or its Affiliates prior to the Closing Date (collectively the "Acquisition Due Diligence Packet").

          3.2 Acquisition Notes. On the Closing Date the Borrower shall execute and deliver to the order of the Banks the Borrower's separate promissory notes in the aggregate original principal amount of $35,000,000, the forms of which are annexed hereto as Exhibits D-1 (BOK), D-2 (Bank One) and D-3 (Mercantile) and hereby made a part hereof (hereinafter collectively referred to as the "Acquisition Notes"). The Acquisition Notes shall be dated as of the Closing Date, shall provide for monthly or quarterly interest payments due based on the Applicable Interest Rate Option as described in Schedule I annexed hereto and selected by the Borrower in accordance with the terms and provisions hereof. The unpaid and outstanding principal balance of the Acquisition Notes less the principal amount outstanding on the Potential Heritage Debt, if any, shall be converted on the Conversion Date (December 31, 1998) to term loans payable in nine (9) consecutive quarterly principal payments each equal to one-tenth (1/10th) of the maximum convertible amount payable on the last day of each calendar quarter commencing March 31, 1999, with the remaining principal payable at final maturity on June 30, 2001. The Acquisition Notes shall bear interest based at Applicable Interest Rate Option selected by the Borrower in accordance with the terms and provisions of Schedule I annexed hereto, adjustable as of the end of each calendar quarter, commencing September 30, 1997, to the applicable Level described on Schedule I on the Financial Statement Delivery Date and hereof on unpaid balances of principal from time to time outstanding and on any past due interest, but in no event at a rate greater than permitted by applicable law. All payments received shall be applied first to accrued interest and then to the outstanding principal amounts owing on the Acquisition Notes in accordance with each Bank's Percentage Interest. The Borrower may from time to time make prepayments of principal in whole or in part in multiples of $100,000 at any time or from time to time without premium or penalty. The Borrower may reborrow any amounts paid or prepaid on the Acquisition Note until the Conversion Date. All payments and prepayments shall be made in lawful money of the United States of America. Any payments or prepayments on the Acquisition Notes received by the Agent after 12:00 noon (applicable current time in Tulsa, Oklahoma) shall be deemed to have been made on the next succeeding Business Day. All outstanding principal of and unpaid accrued interest on the Acquisition Notes not previously paid hereunder shall be due and payable at final maturity on June 30, 2001. After maturity (whether by acceleration or otherwise) the Acquisition Notes shall bear interest at the Default Rate, payable on demand. Interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be, but
assessed for the actual number of days elapsed in each accrual period.   Each
Acquisition Loan shall be deemed owed to each Bank severally, in accordance with such Bank's Percentage Interest thereof and all payments credited to the Acquisition Notes shall be for the account of each Bank in accordance with its Percentage Interest.

          3.3 Proceeds of Acquisition Loans. Proceeds of the Acquisition Loans shall be used only for the purposes of (i) funding asset acquisitions of retail propane businesses as submitted to the Agent in writing in reasonable detail and in compliance with the provisions of Section 3.1 above including without limitation, timely submission of the Acquisition Due Diligence Packet, reviewed and approved by the Banks and (ii) funding the Borrower's future internal growth capital expenditure needs disclosed in advance in reasonable written detail to Bank.

          3.4 Loan Origination Fee. The Borrower shall pay to the Banks an Acquisition Loans' loan origination fee of $350,000, all of which shall be paid prior to or contemporaneously with the Closing Date.

          3.5 Commitment Fees. From the Closing Date until the Conversion Date (December 31, 1998), the Borrower shall pay to the Banks, as a commitment fee for the Acquisition Facility, a per annum amount equal to the Applicable Commitment Fee Percentage as described on Schedule I annexed hereto (initially 0.50% per annum from the Closing Date through June 30, 1997) of the amount by which $35,000,000 exceeds the average outstanding unpaid aggregate principal balance of the Acquisition Notes from time to time computed daily on the basis of a calendar year of 360 days but assessed for the actual number of days elapsed during each accrual period. Such commitment fee shall be payable quarterly in arrears as the same accrues on the fifteenth (15th) day after the end of each quarter-annual period ending March 31, June 30, September 30 and December 31 of each year, commencing July 15, 1996, through and including July 15, 1997 (insofar as the quarter ending June 30, 1997 is concerned) and thereafter the minimum commitment fee due on the Acquisition Facility (0.375%) as calculated pursuant to this Section 3.5 shall continue to be payable on the 15th day of the month next succeeding the end of the applicable fiscal quarter (commencing October 15, 1997 for the fiscal quarter ending September 30, 1997) with any additional commitment fee in excess of 0.375% due pursuant to Schedule I hereto being payable within five (5) days of the applicable Financial Statement Delivery Date effective as of the quarter ending September 30, 1997, and at the conversion of the Acquisition Notes on the Conversion Date, whether by acceleration or otherwise. Not sooner than three (3) days following the mailing by regular mail of notice of an intended debit, the amount of such commitment fees payable for each such quarter shall be paid by automatic debit to the General Account (as more particularly described and defined in Section
2.3 hereof) in such amount. For the purposes of this Section 3.5, the Borrower hereby appoints the Agent its attorney-in-fact for the execution and performance of such debits, and hereby absolves the Agent and the Banks of any loss or negligence arising by virtue of Agent's exercise of such power, except for gross negligence or willful misconduct. Said power shall be deemed a power coupled with an interest and shall be irrevocable.


                                   ARTICLE IV

                  APPLICABLE INTEREST RATE OPTIONS/PREPAYMENTS

          4.1      Interest Rates; Funding Period; Transactional Amounts.

          (a) Subject to the provisions hereof, the Borrower shall select one of the two (2) options described below for the Loans hereunder:

                     (i) Prime Rate Option. A rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be) for each day equal to the Applicable Prime Rate for such day plus the applicable Level of Prime Rate Spread set forth on Schedule I annexed hereto (initially stipulated by Borrower and the Banks to be Level III thereof from the Closing Date through June 30, 1997).

                    (ii) Libor-Rate Option. A rate per annum (based on a year of 360 days and actual days elapsed) in the Libor-Rate Funding Period equal to the Libor-Rate on the date of the Borrower's request for a Loan bearing interest by reference to the Libor-Rate plus the applicable Level of Libor Spread set forth on Schedule I annexed hereto (initially stipulated by Borrower and the Banks to be Level III thereof from the Closing Date through June 30, 1997). "Libor-Rate" shall mean the rate of interest (which shall be the same for each day in the Libor-Rate Funding Period selected) quoted for the "London Interbank Offered Rates (LIBOR)" category of the "Money Rates" column in the Wall Street Journal (Southwest Edition) on such day (or, if no Wall Street Journal is published on such day, the next previous publication date thereof) as the average of quotations at three (3) major New York money center banks for the selected Libor-Rate Funding Periods available hereunder for the Libor-Rate Option two (2) London Business Days prior to the first day of such Libor-Rate Funding Period.

          The Agent shall give prompt notice to the Borrower of the Libor-Rate so determined, which determination shall be presumptive if made in good faith. If the Wall Street Journal shall cease to publish such Libor-Rate quotations, the Agent shall determine such rates as the average of such Libor-Rate quotations of three (3) major New York money center banks of whom the Agent shall inquire.

          At the end of each Libor-Rate Funding Period, the Borrower may either: (i) repay all outstanding balances of principal and interest; or (ii) select the Prime Rate Option or Libor-Rate Option as described in (i) or (ii) above to apply to the outstanding principal balance of the applicable Notes. The Libor-Rate Funding Period shall continue until the end of the 30 or 90 day term and any subsequent re-advances would remain at the Libor-Rate Option, if any, in effect until the end of that applicable Libor-Rate Funding Period.

          If the Prime Rate Option is selected, then at any time during the term of the applicable Loan, the applicable Borrower may notify the Agent that it wishes to convert to the Libor Rate Option. In such event, all outstanding balances of principal on the Notes shall convert to the Libor Rate Option and any subsequent advances during the selected Libor-Rate Funding Period shall accrue interest at the selected Option at the time such notice to convert was provided to the Agent.

          At any one time during the term of either or both of the Commitments established pursuant to this Agreement, only one Option may be in effect.

          (b) Libor-Rate Funding Periods. At any time when the Borrower shall select, convert to or renew the Libor-Rate Option to apply to the entire Loans outstanding under the Commitments, it shall fix a period of one or three months ("Libor Rate Funding Period") during which such selected Libor-Rate Option shall apply provided, that each Libor- Rate Funding Period shall begin on a London Business Day and the duration of each Libor-Rate Funding Period shall be determined in accordance with the definition of the term "Month" herein.

          (c) Interest After Maturity. After the principal amount of the Loans outstanding under a Facility shall have become due (by acceleration or otherwise), such Loans shall bear interest for each day until paid (before and after judgment) at the Default Rate.

          (d)      Libor-Rate Unascertainable; Impracticability. If

                     (i) on any date on which a Libor-Rate would otherwise be set the Agent shall have in good faith determined (which determination shall be conclusive) that:

                            (A) adequate and reasonable means do not exist for ascertaining such Libor-Rate, or

                            (B) a contingency has occurred which materially and adversely affects the interbank eurodollar market, or

                    (ii) at any time the Agent shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of the Libor-Rate Option has been made impracticable or unlawful by compliance by the Banks in good faith with any Law or guideline or interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof or with any request or directive of any such Official Body (whether or not having the force of law);

then, and in any such event, the Agent may notify the Borrower of such determination. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the obligation of the Banks to allow Borrower to select, convert to or renew the Libor-Rate Option shall be suspended until the Agent shall have later notified the Borrower of the Banks' determination in good faith (which determination shall be conclusive) that the circumstances giving rise to such previous determination no longer exist.

          If the Agent notifies the Borrower of a determination under subsection (ii) of this Section 4.1(d) the Borrower shall, on the date specified in such notice either convert the Loans to the other interest rate Option in accordance with Section 4.2 hereof or prepay such Option in accordance with Section 4.3 hereof. Absent due notice from the Borrower of conversion or prepayment the Libor-Rate automatically shall be converted to the Prime Rate Option upon such specified date.

          If at the time the Banks make a determination under subsection (i) or
(ii) of this Section 4.1(d) the Borrower has previously notified the Agent that it wishes to select, convert to or renew the Libor-Rate Option but such Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Prime Rate Option instead of the Libor-Rate Option.

          4.2      Conversion or Renewal of Interest Rate Options.

          (a)      Conversion or Renewal.  Subject to the provisions of Section
4.5 hereof the applicable Borrower may convert the entire outstanding amount of the Loans from the then applicable interest rate Option to the other interest rate Option and may renew the Libor-Rate Option as to any Libor-Rate Funding
Period:

                     (i) at any time with respect to conversion from the Prime Rate Option,

                    (ii) at the expiration of the Libor-Rate Funding Period with respect to conversions from or renewals of the Libor-Rate Option, or

                   (iii) on the date specified in a notice by the Agent pursuant to Section 4.1(d) hereof with respect to conversions from the Libor-Rate Option.

Whenever the Borrower desires to convert or renew any interest rate Option the Borrower shall comply with Sections 2.2, 3.2 and 4.2 hereof by providing the Agent with the following information:

                    (iv) The date, which shall be a Business Day, on which the proposed conversion or renewal is to be made; and

                     (v) The then applicable Option selected in accordance with Section 4.1(a) hereof.

Notice having been so provided, after the date specified in such notice (telephonic or where applicable, in writing) interest shall be calculated upon the entire principal amount of the Loans so converted or renewed.

          (b) Failure to Convert or Renew. Absent due notice from the Borrower of conversion or renewal in the circumstances described in Section 4.2(a)(ii) hereof, the Libor-Rate for which such notice is not received shall be converted automatically to the Prime Rate Option on the last day of the expiring Libor-Rate Funding Period.

          4.3      Voluntary Prepayments.  Subject to the provisions of Section
4.5 hereof and except for the contingent prepayments described in Sections 4.6 and 4.7 hereof, Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty, provided that interest on the amount prepaid, accrued to the prepayment date, shall be paid on such prepayment date. Whenever the Borrower desires to prepay any part of the Loans, it shall provide notice to the Agent in writing setting forth the following information:

                   (a) the date, which shall be a Business Day, on which the proposed prepayment is to be made; and

                   (b) the aggregate principal amount of such prepayment which shall be an integral multiple of $100,000.

All voluntary prepayments shall be applied first to the interest then accrued, second to principal amounts due and owing, and then, in inverse order of maturity.

          4.4 Interest Payments Dates. Interest on the Notes shall be due and payable on the last day of each month (at any time insofar as the Revolving Credit Notes are concerned and prior to the Conversion Date insofar as the Acquisition Notes are concerned) and quarterly (after the Conversion Date insofar as the Acquisition Notes are concerned) after the date hereof if the Prime Rate Option is applicable during any portion of such month for the period during which such Option was applicable and on the last day of the Libor-Rate Funding Period if the Libor-Rate Option is applicable for the period during which such Option was applicable and at maturity thereof. After maturity of the Loans (by acceleration or otherwise), interest thereon shall be due and payable on demand.

          4.5      Additional Compensation in Certain Circumstances.

          (a) Compensation for Taxes, Reserves and Expenses on Outstanding Loans. If, after the date hereof, any Law or guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive of any Official Body (whether or not having the force of law):

                     (i) subjects the Banks to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income or franchise taxes based on the net income of the

          Banks imposed by the jurisdiction in which the Banks' respective principal offices are located),

                    (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets held by, credit extended by, deposits with or for the account of, or other acquisition of funds by, the Banks (other than requirements expressly included herein in the determination of the Libor-Rate hereunder), or

                   (iii) imposes upon the Banks any other condition or expense with respect to this Agreement, the Notes or its making, maintenance or funding of any part of the Loans or any security therefor, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by or impose any expense (including loss of margin) upon the Banks with respect to this Agreement, the Notes or the funding of any part of the Loans by an amount which the Banks deem to be material (the Banks being deemed for this purpose to have made, maintained or funded each Libor-Rate Funding Period from a Corresponding Source of Funds), the Agent shall from time to time notify the Borrower of the amount determined in good faith by the Banks (which determination shall be conclusive) to be necessary to compensate the Banks for such increase in cost, reduction in income or additional expense. Such amount shall be due and payable by the Borrower to the Agent ten (10) Business Days after such notice is given.

          (b) Indemnity. In addition to the compensation required by subsection (a) of this Section 4.5, the Borrower shall indemnify the Banks against any loss or expense (including loss of margin) which the Banks have sustained or incurred as a consequence of any:

                     (i) payment, prepayment or conversion of the Libor-Rate Option on a day other than the last day of the Libor-Rate Funding Period (whether or not such payment, prepayment or conversion is mandatory or automatic and whether or not such payment or prepayment is then due),

                    (ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice stated herein to be irrevocable (the Banks having in their sole discretion the options (A) to give effect to such attempted revocation and obtain indemnity under this Section 4.5(b) or (B) to treat such attempted revocation as having no force or effect, as if never made), or

                   (iii) to the extent permitted by law, default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or the Notes, including without limitation any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest or any other amount due hereunder or under the Notes.

If the Banks sustain or incur any such loss or expense the Agent shall from time to time notify the Borrower of the amount determined in good faith by the Banks (which determination shall be presumptive) to be necessary to indemnify the Banks for such loss or expense. Such amount shall be due and payable by the Borrower to the Agent ten (10) Business Days after such notice is given.

          4.6 Contingent Prepayments on Disposition, Loss of Assets, Merger or Change of Control or Non-Conforming Merger.

                   (i) If at any time the Borrower or any of its Subsidiaries disposes of assets or issues or sells Capital Stock of any Subsidiary with the result that there are Excess Sale Proceeds, and the Borrower does not apply such Excess Sale Proceeds in the manner described in Section 7.24(iii)(c)(II)(x), the Borrower will prepay (at the price specified below and upon notice as provided in Section 4.3) a principal amount of the outstanding Acquisition Notes equal to the Allocable Proceeds.

                   (ii) In the event of any damage to, or destruction, condemnation or other taking of, all or any portion of the properties or assets of the Borrower or any of its Subsidiaries, to the extent that the Borrower or any such Subsidiary receives insurance or condemnation proceeds with the result that Unutilized Taking Proceeds exceed $2,500,000 in respect of any fiscal year (such excess amount being herein called "Excess Taking Proceeds"), the Borrower will prepay (at the price specified in clause (v) of this Section 4.6 below and upon notice as provided in Section 4.7) a principal amount of the outstanding Acquisition Notes equal to the Allocable Proceeds.

                   (iii)    (a)      If at any time any Responsible Officer has
          knowledge of the occurrence of any Designated Event which could result in a Change in Control or Non-Conforming Merger, the Borrower will give notice as provided in Section 4.7 of such Designated Event to the Agent. Such notice shall contain and constitute an offer to prepay all, but not less than all, of the Acquisition Notes held by each Bank. Upon the occurrence of a Designated Event which could result in a Change in Control or Non-Conforming Merger, the Borrower will not take any voluntary action that consummates or finalizes the Change of Control or Non- Conforming Merger resulting from such Designated Event unless contemporaneously with such action, the Borrower prepays all Notes required to be prepaid in accordance with this Section 4.6 and Section 4.7.

                   (b) The obligation of the Borrower to prepay Acquisition Notes pursuant to the offer required by paragraph (a) of this clause (iii) subject to the consummation of the Change of Control or Non-Conforming Merger in respect of which any such offer and acceptance shall have been made. In the event that such Change of Control or Non-Conforming Merger does not occur on or before the proposed prepayment date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change of Control or Non-Conforming Merger occurs. The Borrower shall keep Agent reasonably and timely informed of (I) any such deferral of the date of prepayment, (II) the date on which such Change of Control or Non-Conforming Merger and the prepayment are expected to occur, and
          (III) any determination by the Borrower that efforts to effect such resulting Change of Control or Non-Conforming Merger have ceased or been abandoned (in which case the Borrower shall have no further obligation hereunder to prepay the Acquisition Notes).

                   (iv)     Each such offer to prepay the Notes pursuant to
          Section 4.6(i) or 4.6(ii) shall be made (a) to the extent such prepayment represents all or a portion of an amount equal to first $7,500,000 in the aggregate in respect of any fiscal year up to $12,500,000 in the aggregate for all fiscal years of unapplied Excess Sale Proceeds and Excess Taking Proceeds (such unapplied being herein called, "Excess Proceeds"), at a price equal to 100% of the principal amount of the Notes to be prepaid, plus interest thereon to the prepayment date, and (b) to the extent such prepayment represents such Excess Proceeds in excess of the $7,500,000 in the aggregate for any fiscal year up to $12,500,000 in the aggregate for all fiscal years referred to in clause (a), at a price equal to 100% of the principal amount of the Notes to be prepaid, plus interest thereon to the prepayment date plus the Yield-Maintenance Amount, if any, thereon.

                   (v) Each offer to prepay the Notes pursuant to Section 4.6(iii) shall be made (a) to the extent such offer is in respect of a Change of Control, at a price equal to the principal amount of the Notes to be prepaid, plus interest thereon to the prepayment date plus a premium of 1% of the principal amount to be so prepaid, and
          (b) to the extent such offer is in respect of a Non-Conforming Merger, at a price equal to 100% of the principal amount of the Notes to be prepaid, plus interest thereon to the prepayment date plus the Modified Yield-Maintenance Amount, if any, thereon.

          4.7      Prepayment Procedure for Contingent Prepayments.

                   (i) If at any time there are Excess Proceeds, and the Borrower is required to offer to prepay the Acquisition Notes with such Excess Proceeds pursuant to clause (i) or (ii) of Section 4.6, the Borrower will give written notice as provided in Section 12.1 (which shall be in the form of an Officers' Certificate) to the Banks not later than twelve months after the date of the applicable Asset Sale or the end of the twelve month period following receipt of the applicable Unutilized Taking Proceeds, as the case may be, and (a) setting forth in reasonable detail all calculations required to determine the amount of Excess Proceeds and the Yield-Maintenance Amount, if any, (b) setting forth the aggregate amount of the Allocable Proceeds and the amount of the Allocable Proceeds which is allocable to each Acquisition Note, determined by applying the Allocable Proceeds pro rata among all Private Placement Notes and the Acquisition Notes outstanding on the date such prepayment is to be made according to the aggregate then unpaid amounts of the Private Placement Notes and the Acquisition Notes, and in reasonable detail the calculations used in determining such amounts, and (c) stating that the Borrower will prepay on the date specified in such notice, which shall not be less than 25 nor more than 45 days after the date of such notice, a principal amount of each outstanding Acquisition Note equal to the amount of Allocable Proceeds allocated to such Acquisition Note as described in paragraph (b) above, plus such Note's share of the Allocable Proceeds allocable to any other Note the holder of which elects on a timely basis not to accept the Borrower's offer (collectively, the "Non-Accepting Holders"), all in accordance with the procedures set forth in this Section 4.7.

                   (ii) If at any time the Borrower is required to offer to prepay the Private Placement Notes and the Acquisition Notes following the occurrence of a Designated Event which could result in a Change in Control or Non-Conforming Merger, the Borrower will give written notice as provided in Section 12.1 (which shall be in the form of an Officer's Certificate) to the holders of the Notes not later than five business days following such Designated Event, stating that any holder failing to elect not to accept the offer shall be deemed to have accepted such offer and (a) setting forth in reasonable detail the facts and circumstances underlying such Designated Event known to it, (b) in the case of an offer to prepay given in respect of a Non-Conforming Merger, stating that any holder electing not to accept such offer shall be deemed to have consented to such Non-Conforming Merger and setting forth a calculation of the Modified Yield-Maintenance Amount, and (c) in the case of any offer, stating that the Borrower will prepay on the date specified in such notice, which shall be not less 25 nor more than 45 days after the date of such notice, at the applicable price specified in clause (v) of Section 4.6, each outstanding Note, all in accordance with the procedures set forth in this Section 4.7.

                   (iii) Each Bank holder of a Note electing not to accept an offer to prepay given pursuant to this Section 4.7 shall make such election by notice delivered to the Borrower at least 10 days prior to the date of prepayment specified in the notice given by the Borrower pursuant to clause (i) or (ii) of this Section 4.7. Each other holder of a Note (collectively, the "Accepting Holders") shall be deemed to accept the Borrower's offer with respect to prepayment of such Note. In the case of a notice given by the Borrower pursuant to clause (i) of this Section each Accepting Holder shall be deemed to have accepted the Borrower's offer to the extent of its Allocable Proceeds and shall be deemed to have accepted an agreement (the "Pro Rata Option") to have prepaid, in addition to the Allocable Proceeds allocable to such Note (up to the total Allocable Proceeds), all or any part of the balance of the principal amount of such Note using the Allocable Proceeds that would have been paid to the Non-Accepting Holders; provided that any Accepting Holder may elect not to agree to the Pro Rata Option by notice delivered to the Borrower at least 5 days prior to the date of prepayment specified in the notice given by the Borrower pursuant to clause (i) of this Section 4.7.

                   (iv) Upon receipt of all timely notices from Non-Accepting Holders and Accepting Holders pursuant to clause (iii) of this Section 4.7, the Borrower shall give written notice as provided in Section 11I (which shall be in the form of an Officers' Certificate) to the holders of the Notes setting forth (a) the names of each Accepting Holder and each Non-Accepting Holder, (b) the principal amounts of the Notes of such Accepting Holders and Non-Accepting Holders affected by the Borrower's offer of prepayment,
          (c) in the case of a notice given by the Borrower pursuant to clause
          (i) of this Section 4.7, if there shall be any Allocable Proceeds remaining in addition to the amounts so to be prepaid, the principal amounts of the Notes as to which such Accepting Holders shall have exercised their Pro Rata Options together with a calculation of each Accepting Holder's Pro Rata Option in accordance with clause (v) of this Section 4.7 and (d) after giving effect to the prepayment contemplated by clause (v) of this Section 4.7 in respect of such offer, the reduced amount of each required payment thereafter becoming due with respect to the respective Notes under Sections 2.3 and 3.2 and upon the maturity thereof, specifying how each such amount was determined, and certifying that such reduction has been computed in accordance with such respective Sections.

                   (v) Upon receipt of all timely notices from Non-Accepting Holders and Accepting Holders pursuant to clause (iii) of this Section 4.7, the Borrower shall, in the case of a notice given by the Borrower pursuant to clause (i) of this Section 4.7, allocate that portion of the Allocable Proceeds that had been allocated to the Notes of such Non-Accepting Holders among the Notes of Accepting Holders in proportion to the respective Allocable Proceeds allocable to the Notes of Accepting Holders (after giving effect to any Pro Rata Option). Where the portion of the Allocable Proceeds thus allocated to the Note of an Accepting Holder would exceed the maximum principal amount of such Note which such Accepting Holder has agreed to have prepaid (including, without limitation, pursuant to a Pro Rata Option), such excess shall be allocated among the Notes of Accepting Holders who have agreed to accept prepayments (including, without limitation, pursuant to a Pro Rata Option) in amounts which still exceed the amount of prepayments previously allocated to them pursuant to this Section 4.7 in proportion to the respective Allocable Proceeds allocable to the Notes of such Accepting Holders (after giving effect to any Pro Rata Option); and such allocation shall be repeated as many times as shall be necessary until (a) the Allocable Proceeds have been fully allocated or (b) it is no longer possible to allocate the Allocable Proceeds without exceeding the maximum principal amounts of Notes which all Accepting Holders respectively have agreed to have prepaid (including, without limitation, pursuant to all the Pro Rata Options).

                   (vi) The principal amount of any Notes with respect to which a notice of prepayment pursuant to this Section 4.7 has been made shall become due and payable on the date specified in the notice of such offer given by the Borrower pursuant to clause

          (i) or (ii), as the case may be of this Section 4.7. In the case of a notice given by the Borrower pursuant to clause (i) of this Section 4.7, it is understood that all Excess Proceeds not applied to the prepayment of the Acquisition Notes or to the payment of Parity Debt pursuant to Section 4.6 and this Section 4.7 shall constitute amounts included within clause (x) of the definition of "Unused Proceeds Reserve".

                   (vii) Each Bank shall receive, not more than two (2) Business Days prior to the date scheduled for any prepayment pursuant to this Section 4.7 an Officers' Certificate (i) certifying that the conditions of this Section 4.7 have been fulfilled with respect to such prepayment and specifying the particulars of such fulfillment, including without limitation, in reasonable detail the calculations used in computing the amount of the prepayment in respect of the Acquisition Notes and the appropriate Premium (together with, in the case of a calculation of any Yield-Maintenance Amount or the Modified Yield-Maintenance Amount, copies of the source of market data by reference to which the Reinvestment Yield or Modified Reinvestment Yield, as appropriate, was determined) with respect thereto, and (ii) in the case of any such prepayment that is a partial prepayment of the Acquisition Notes setting forth (a) the principal amount to be prepaid with respect to each of the Acquisition Notes and specifying how each such amount was determined and (b) after giving effect to such partial prepayment the reduced amount to be prepaid with respect to each required payment thereafter becoming due with respect to the Notes under Sections 2.3 and 3.2, respectively, and upon the maturity thereof, specifying how each such amount was determined, and certifying that such reduction has been computed in accordance with such paragraph. If for any reason the Bank holder of a Note so to be prepaid by written notice to the Borrower, objects to such calculation of the Yield-Maintenance Amount or Modified Yield-Maintenance Amount, the Borrower shall notify all other holders of Notes so to be prepaid of such objection. If after any such notice and objection, a calculation of the Yield-Maintenance Amount or Modified Yield- Maintenance Amount shall be approved by the Required Holders of the Notes to be prepaid and specified in a written notice provided to the Borrower and the holders of such Notes, such calculation shall be final and binding upon the Borrower and the holders of the Notes absent manifest error.

          4.8 Notice of Optional Prepayment. The Borrower shall give the holder of each Note irrevocable written notice as provided in Section 12.1 of any prepayment pursuant to Sections 2.3, 3.2 and 4.3, respectively, not less than 30 days and not more than 60 days prior to the prepayment date, stating that such prepayment is to be made pursuant to Sections 2.3, 3.2 and 4.3, respectively, and specifying (i) such prepayment date, (ii) whether the Note(s) to be prepaid are Revolving Credit Notes or Acquisition Notes and (iii) the principal amount of such Notes, to be prepaid on such date, and (iii) a calculation of the estimated Yield-Maintenance Amount, if any, with respect to such prepayment. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date, and the Yield-Maintenance Amount with respect thereto, shall become due and payable on such prepayment date. The Borrower shall, on or before the day on which it gives written notice of any prepayment pursuant to Sections 2.3, 3.2 and 4.3, respectively, give telephonic notice (confirmed in writing by facsimile transmission or overnight courier) of the principal amount of the Notes to be prepaid and the prepayment date to the Agent. In addition, each Bank holder of a Note shall receive, at least 2 Business Days prior to the date scheduled for any such prepayment an Officers' Certificate (i) certifying that the conditions of Sections 2.3, 3.2 and 4.3, respectively, have been fulfilled and specifying the particulars, including, without limitation, a calculation in reasonable detail of the Yield-Maintenance Amount with attached copies of the source of market data by reference to which the Reinvestment Yield was determined, of such fulfillment and (ii) in the case of any such prepayment that is a partial prepayment of the Notes, setting forth
(a) the principal amount to be prepaid with respect to each of the Notes and specifying how each such amount was determined, and (b) after giving effect to such partial prepayment the reduced amount to be prepaid with respect to each required payment thereafter becoming due with respect to the Notes under Sections 2.3, 3.2 and 4.3, respectively, and upon the maturity thereof, specifying how each such amount was determined, and certifying that such reduction has been computed in accordance with such respective Sections. If for any reason the holder of a Note so to be prepaid, by written notice to the Borrower, objects to such calculation of the Yield- Maintenance Amount, the Borrower shall notify all other holders of Notes so to be prepaid of such objection. If after any such notice and objection, a calculation of the Yield-Maintenance Amount shall be approved by the Required Holders and specified in a written notice provided to the Borrower and the other holders of such Notes, such calculation shall be final and binding upon the Borrower and the holders of the Notes absent manifest error.

          4.9 Allocation of Partial Payments. Upon any partial prepayment of the Acquisition Notes or the Revolving Credit Notes, the principal amount so prepaid shall be allocated to all Notes at the time outstanding in proportion to the respective outstanding principal amounts thereof, provided, that in the case of any prepayment of less than all of the Notes pursuant to Sections 4.6 and 4.7, the principal amount of the Notes to be prepaid will be allocable to the Notes to be prepaid as provided in Sections
4.6 and 4.7 and, at the Banks' election, initially to the Acquisition Notes. Any application of contingent prepayments pursuant to Sections 4.6 and 4.7 hereof against the Notes shall constitute an automatic reduction of the applicable Commitment(s) equal to the amount applied to the respective Acquisition Notes (insofar as the Acquisition Facility is concerned) and the Revolving Credit Notes (insofar as the Revolving Working Capital Facility is concerned).


                                   ARTICLE V

                                    SECURITY

          5.1 Collateral. The repayment of the Indebtedness shall be secured by the Collateral as more particularly described and defined in the Security Documents.

          The security interests and pledges are to and in favor of the Collateral Agent, pursuant to the terms of the Security Documents and the Borrower shall execute such financing statements, assignments, notices and other documents and instruments as shall be deemed necessary or appropriate by the Agent, the Collateral Agent or special counsel to the Purchasers of the Private Placement Notes pursuant to the Note Purchase Agreement to duly and validly perfect the security interests thus created as a first and prior continuing security interest in and pledge of the Collateral.

          The Borrower hereby acknowledges that all of the Collateral is granted as security for the repayment of all of the Indebtedness. If one or more Notes or the Private Placement Notes are paid in full or satisfied, but any portion of the Indebtedness remains unsatisfied, the Collateral Agent may retain its security interest in all of the Collateral on behalf of the Secured Parties described therein until the remaining Indebtedness evidenced by the Notes or incurred pursuant to this Agreement is paid in full, even if the value of the Collateral far exceeds the amount of such Indebtedness outstanding.

          5.2 Segregated Reserve Accounts. Upon the occurrence of any default or Event of Default, Borrower shall establish and maintain such segregated reserve account with Agent as Banks shall request pursuant to lockbox or special collection account agreements in form and substance satisfactory to Banks and to be established by deposits of Available Cash as may be necessary to ensure payment of all principal and interest obligations of the Borrower to the Banks on the Notes for both the current and next succeeding monthly and/or quarterly principal and interest installments due thereon. In such event the Borrower shall not have any access to or right of withdrawal from such Reserve Accounts.


                                   ARTICLE VI

                  CONDITIONS PRECEDENT AND SUBSEQUENT TO LOANS

          6.1 Conditions Precedent to Initial Revolving Credit Loan and Initial Acquisition Loan. The obligation of the Banks to make the initial Revolving Credit Loan and the initial Acquisition Loan is subject to the satisfaction of all of the following conditions on or prior to the Closing Date (in addition to the other terms and conditions set forth herein):

                   (a) No Default. There shall exist no Event of Default or Default on the Closing Date.

                   (b)      Representations and Warranties.  The
          representations, warranties and covenants set forth in Article VIII shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date unless such representation or warranty relates only to an earlier date.

                   (c) Borrower's Certificate. The Borrower shall have delivered to the Agent a Certificate, dated as of the Closing Date, and signed by the President or Vice President and the Secretary of the General Partner certifying (i) to the matters covered by the conditions specified in subsections (a) and (b) of this Section 6.1,
          (ii) that the Borrower has performed and complied with all agreements and conditions required to be performed or complied with by them prior to or on the Closing Date, (iii) to the name and signature of each officer of the general partner of the Borrower authorized to execute and deliver the Loan Documents and any other documents, certificates or writings and to borrow under this Agreement, and (iv) to such other matters in connection with this Agreement which the Banks shall determine to be advisable. The Banks may conclusively rely on such Certificates until Agent receives notice in writing to the contrary.

                   (d) Proceedings. On or before the Closing Date, all partnership proceedings of the Borrower shall be taken in connection with the transactions contemplated by the Loan Documents and shall be satisfactory in form and substance to the Banks and Agent's counsel; and the Agent shall have received certified copies, in form and substance satisfactory to the Banks and Agent's counsel, of the partnership agreements and certificates of the Borrower and the Articles or Certificates of Incorporation and By-Laws of the General Partner and the resolutions of the Board of Directors of thte general partner of the Borrower, as adopted, authorizing the execution and delivery of the Loan Documents, the borrowings under this Agreement, and the granting of the security interests in the Collateral pursuant to the Security Agreement, to secure the payment of the Indebtedness.

                   (e) Notes. The Borrower shall have delivered the Notes payable to the order of the respective Banks, to the Agent, in each case appropriately executed.

                   (f) Security Agreement. The Borrower shall have delivered to the Collateral Agent the Security Agreement, appropriately executed by all parties, and dated as of the Closing Date, together with such financing statements (UCC or otherwise), and other documents as shall be necessary and appropriate to perfect the Collateral Agent's security interests in the Collateral covered by said Security Agreement, including, without limitation, the Security Agreement.

                   (g) Private Placement Notes and Common Units Closings. The transactions and closing contemplated by the (i) Memorandum and the Note Purchase Agreement, including without limitation, all of the Conditions of Closing in Sections 3.A through 3.L, inclusive, of the Note Purchase Agreement, shall have been consummated and the Private Placement Notes duly issued in accordance with the terms, provisions and conditions of the Note Purchase Agreement and (ii) Registration Statement shall have been duly consummated and the Common Units purchased in accordance with the terms, provisions and conditions of the Underwriting Agreement described and defined in the Note Purchase Agreement.

                   (h) Opinions of Borrower's Counsel. The Agent shall have received from Borrower's counsel, Andrews & Kurth and Doerner, Saunders, Daniel & Anderson, as well as certain local counsel for Borrower pertaining to the Collateral, favorable written closing opinions addressed to the Banks, satisfactory in form and substance to the Banks and Agent's counsel.

                   (i) UCC Releases/Other Information. The Agent shall have received a written payoff statement from any other secured party of record concerning any of the Collateral together with applicable UCC terminations of record of all such existing security interest liens pertaining to the Collateral or any part thereof.

                   (j) Fees. The Borrower shall have paid to the Agent the $350,000 loan origination fee on the Acquisition Facility as required by Section 3.4 above.

                   (k) Other Information and Closing Documents. The Agent shall have received such other consents, information, documents, agreements and assurances as shall be reasonably requested by the Banks, including, without limitation, appropriate consents and approvals to the issuance of the Notes, the Private Placement Notes and the Common Units and Commitments.

          6.2 Conditions Precedent to All Loans. The Banks shall not be obligated to make any additional Loan advance(s) after the initial Loan advances (i) if at such time any Event of Default shall have occurred or any Default shall have occurred and be continuing; or (ii) if any of the representations, warranties and covenants contained in Article VIII of this Agreement shall be false or untrue in any material respect on the date of such Loan, as if made on such date (unless such representation or warranty relates only to an earlier date). Each request by the Borrower for an additional Revolving Credit Loan or Acquisition Loan shall constitute a representation by the Borrower that there is not at the time of such request an Event of Default or a Default, and that all representations, warranties and covenants in Article VIII of this Agreement are true and correct on and as of the date of each such applicable loan request.


                                  ARTICLE VII

                                   COVENANTS

          The Borrower covenants and agrees with the Banks that from the date hereof and so long as this Agreement is in effect (by extension, amendment or otherwise) and until payment in full of all Indebtedness and the performance of all other obligations of the Borrower under this

Agreement, unless the Banks shall otherwise consent in writing, which consent will not be unreasonably withheld:

          7.1 Payment of Taxes and Claims. The Borrower will pay and discharge or cause to be paid and discharged all Taxes imposed upon the income or profits of the Borrower or upon the property, real, personal or mixed, or upon any part thereof, belonging to the Borrower before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; provided however, that the Borrower shall not be required to pay and discharge or cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and the Borrower shall pay such Tax, charge or claim before any property subject thereto shall become subject to execution.

          7.2 Maintenance of Partnership/Corporate Existence. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its limited partnership existence rights and franchises and will continue to conduct and operate its business substantially as being conducted and operated presently. The Borrower will become and remain qualified to conduct business in each jurisdiction where the nature of the business or ownership of property by Borrower may require such qualification.

          7.3 Preservation of Property. The Borrower will at all times maintain, preserve and protect all franchises and trade names and keep all the remainder of its properties which are used or useful in the conduct of its businesses whether owned in fee or otherwise, or leased, in good repair and operating condition; from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and comply with all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereunder.

          7.4 Insurance. The Borrower will keep or cause to be kept adequately insured by financially sound and reputable insurers its equipment, customer and storage tanks (whether owned or leased), motor vehicles, and all other property of a character usually insured by businesses engaged in the same or similar businesses. Upon demand by the Banks any insurance policies covering the Collateral covered by the Security Agreement shall be endorsed to provide for payment of losses to the Agent for and on behalf of the Banks as their respective interests may appear, to provide that such policies may not be canceled, reduced or affected in any manner for any reason without thirty (30) days prior notice to the Agent, and to provide for any other matters which the Banks may reasonable require; and such insurance shall be against fire, casualty and any other hazards normally insured against and shall be in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured. The Borrower shall at all times maintain adequate insurance against damage to persons or property, which insurance shall be by financially sound and reputable insurers and shall, without limitation, provide the following coverages: comprehensive general liability (including, without limitation, coverage, where applicable, damage caused by explosion, broad form property damage coverage, broad form coverage for contractually independent contractors), worker's compensation, and automobile liability.

          7.5      Compliance with Applicable Laws.   The Borrower will comply
with the requirements of all applicable Laws and orders of any Tribunal and obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.

          7.6      Financial Statements and Reports.

                   (a) Quarterly Operating Statements. Borrower shall maintain a standard system of accounting and shall furnish to the Bank as soon as practicable after the end of the first three quarters of each fiscal year, commencing with the quarter ending June 30, 1996, and in any event within forty-five (45) days after the end of each said quarter, consolidated and consolidating operating statements for Borrower which shall be certified by the President or the chief financial officer of the general partner of the Borrower to have been prepared in accordance with GAAP (except for detailed footnotes and year end adjustments that do not result in materially adverse variations from the quarterly statements) consistently applied and to fairly present the financial condition of Borrower for such period (on a consolidated and consolidating basis), and shall include at least a balance sheet as at the end of such period, and statements of income and cash flows, all in reasonable detail.

                   (b) Annual Financial Statements. As soon as practicable after the end of each fiscal year of Borrower and in any event within 120 days thereafter, the Borrower shall furnish to the Banks the following financial statements (on a consolidated and consolidating basis), together with a report thereon on and an unqualified opinion, prepared in accordance with GAAP of reputable independent certified public accountants of recognized standing selected by Borrower and acceptable to the Banks:

                            (i) A balance sheet of the Borrower at the end of such year prepared on a consolidated and consolidating basis,

                            (ii) A statement of income of the Borrower for such year prepared on a consolidated and consolidating basis, and

                            (iii) A statement of cash flows of the Borrower for such year prepared on a consolidated and consolidating basis,

          setting forth in each case in comparative form the figures for the previous fiscal year, if applicable, all in reasonable detail. The report of the independent certified public accountants shall contain a certification that in the course of the audit necessary for the certification of such financial statements, they have obtained no knowledge of any Event of Default or Default as defined herein, or, if any Event of Default or Default existed or exists, specifying the nature and period of existence thereof; provided, however, that such accountants shall not be liable to the Banks by reason of their failure to obtain knowledge of any such Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

                   (c) Quarterly Certificates. As soon as available and in any event within forty-five (45) days after the end of each of the first three (3) calendar quarters of each year, concurrently with the furnishing of the applicable quarterly statements pursuant to subsection 7.6(a), there shall be furnished to Banks a certificate signed by the chief financial officer of the Borrower stating that:
          (a) the financial statements were prepared (subject to year end audit adjustments and a lack of detailed footnotes) in conformity with GAAP, consistently applied; (b) a review of the activities of the Borrower for the period covered by the financial statements has been made under his supervision with a view to determining whether Borrower has kept, observed, performed and fulfilled all of their obligations under this Agreement, the other Loan Documents and every other document or instrument referred to herein; and (c) no Event of Default or an event which with the passage of time or notice, or both, could become an Event of Default has occurred, and is continuing, or a statement describing the nature, period of existence and status of any such event(s) if existing.
          Such certificates shall fully demonstrate the method of all calculations therein contained insofar as compliance with financial covenants hereof are concerned but shall not be qualified or limited because of restricted or limited examination of any material portion of Borrower's records by the party preparing such quarterly statements.

                   (d) Annual/Special Covenant Certificates. Concurrently with the furnishing of the financial statements pursuant to 7.6(b), there shall be furnished to Banks a separate certificate signed by the chief financial officer of the general partner of Borrower stating that: (a) the financial statements were prepared in conformity with GAAP on a basis consistently applied, and (b) no Event of Default or an event which with the passage of time or notice, or both, could become an Event of Default has occurred, and is continuing, and status of any such event(s) if existing. Such certificate shall not be qualified or limited because of restricted or limited examination of any material portion of the Borrower's records by the party preparing such annual statements. All certificates of Borrower submitted pursuant to this Agreement in connection with compliance with certain financial ratio covenants herein contained, including, without limitation, Section 7.18 hereof shall fully demonstrate the method of calculations therein contained.

                   (e) Available Cash Reports. Together with each deliver of quarterly and annual financial information pursuant to paragraphs
          (a) or (b) of this Section 7.6, a statement setting forth, together with computations in reasonable detail, the amount of Available Cash as of the date of the balance sheet contained therein and the amounts of all Net Proceeds, Excess Sale Proceeds, Unutilized Taking Proceeds and Unused Proceeds Reserves (as such terms are described and defined in the Note Purchase Agreement) held by the Borrower at the end of the applicable quarterly period or fiscal year, as the case may be, signed by the Chief Financial Officer of the general partner of the Borrower.

                   (f) Special Auditing Reports. Promptly upon receipt thereof, the Borrower shall deliver to the Banks a copy of each report submitted to the Borrower, by independent accountants in connection with any annual, interim or special audit made by them of the books and records of the Borrower, including, without limitation, any comment letter submitted by such accountants to management in connection with their audit.

                   (g) Budgets and Projections. Promptly upon completion thereof, the Borrower shall deliver to the Agent a copy of each operating budget and projection of financial performance prepared for such Borrower.

                   (h) Periodic Reports. Promptly upon their becoming available, copies of all financial statements, reports, notices or proxy statements sent by the Borrower to their stockholders and all registration statements, prospectuses, periodic reports and other statements and schedules filed by the Borrower or Heritage Propane with any securities exchange, the Securities and Exchange Commission or any similar state or federal governmental authority, including without limitation, copies of the Quarterly Report on Form 10-Q and copies of the Annual Report on Form 10-K of Heritage Propane for each applicable fiscal year.

                   (i) Other Reports. Promptly upon their becoming available and in any event within three (3) Business Days of submission to the Purchasers pursuant to the Note Purchase Agreement or the holders of the Common Units, Borrower shall submit to the

          Agent complete copies of any and all reports or notices thereto, whether required by the Note Purchase Agreement, the Registration, applicable law or otherwise.

          7.7 Environmental Covenants. Borrower will immediately notify the Agent of and provide the Banks with copies of any notifications of discharges or releases or threatened releases or discharges of a Polluting Substance on, upon, into or from the Collateral which are given or required to be given by or on behalf the Borrower to any federal, state or local Tribunal if any of the foregoing may materially and adversely affect the Borrower or any part of the Collateral, and such copies of notifications shall be delivered to the Bank at the same time as they are delivered to the Tribunal. Borrower further agrees promptly to undertake and diligently pursue to completion any appropriate and legally required or authorized remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of a Polluting Substance on, upon, into or from the Collateral. At all times while owning and operating the Collateral, the Borrower will maintain and retain complete and accurate records of all releases, discharges or other disposal of Polluting Substances on, onto, into or from the Collateral, including, without limitation, records of the quantity and type of any Polluting Substances disposed of on or off the Collateral.

          7.8 Environmental Indemnities. Borrower hereby agrees to indemnify, defend and hold harmless the Banks and each of their respective officers, directors, employees, agents, consultants, attorneys, contractors and each of its affiliates, successors or assigns, or transferees from and against, and reimburse said Persons in full with respect to, any and all loss, liability, damage, fines, penalties, costs and expenses, of every kind and character, including reasonable attorneys' fees and court costs, known or unknown, fixed or contingent, occasioned by or associated with any claims, demands, causes of action, suits and/or enforcement actions, including any administrative or judicial proceedings, and any remedial, removal or response actions ever asserted, threatened, instituted or requested by any Persons, including any Tribunal, arising out of or related to: (a) the breach of any representation or warranty of Borrower contained in Section 8.16 set forth herein; (b) the failure of Borrower to perform any of its covenants contained in Section 7.7 hereunder; (c) the ownership, construction, occupancy, operation, use of the Collateral covered by the Security Agreement prior to the earlier of the date on which (i) the Indebtedness and obligations secured hereby have been paid and performed in full and the Security Instruments have been released, or (ii) the Collateral covered by the Security Agreement has been sold by Banks following Banks' ownership of the Collateral covered by the Security Agreement by way of foreclosure of the Liens granted pursuant hereto, deed in lieu of such foreclosure or otherwise (the "Release Date"); provided, however, this indemnity shall not apply with respect to matters caused by or arising solely from the Banks' activities during any period of time the Banks acquire ownership of the Collateral covered by the Security Agreement.

          The indemnities contained in this Section 7.8 apply, without limitation, to any violation on or before the Release Date of any Environmental Law and any liability or obligation relating to the environmental conditions on, under or about the Collateral covered by the Security Agreement on or prior to the Release Date (including, without limitation: (a) the presence on, upon or in the Collateral covered by the Security Agreement or release, discharge or threatened release on, upon or from the Collateral covered by the Security Agreement of any Polluting Substances generated, used, stored, treated, disposed of or otherwise released prior to the Release Date, and (b) any and all damage to real or personal property or natural resources and/or harm or injury including wrongful death, to persons alleged to have resulted from such release of any Polluting Substances regardless of whether the act, omission, event or circumstances constituted a violation of any Environmental Law at the time of its existence or occurrence). The term "release" shall have the meaning specified in CERCLA/SARA and the terms "stored," "treated" and "disposed" shall have the meanings specified in RCRA/HSWA; provided, however, any broader meanings of such terms provided by applicable laws of the state in which the property is situated shall apply.

          The provisions of this Section 7.8 shall be in addition to any other obligations and liabilities Borrower may have to the Banks at common law and shall survive the Release Date and shall continue thereafter in full force and effect.

          The Banks agree that in the event that such claim, suit or enforcement action is asserted or threatened in writing or instituted against them or any of their respective officers, employers, agents or contractors or any such remedial, removal or response action is requested of them or any of their respective officers, employees, agents or contractors for which the Banks may desire indemnity or defense hereunder, the Banks shall give written notification thereof to the Borrower.

          Notwithstanding anything to the contrary stated herein, the indemnities created by this Section 7.8 shall only apply to losses, liabilities, damages, fines, penalties, costs and expenses actually incurred by the Banks as a result of claims, demands, actions, suits or proceedings brought by Persons who are not the beneficiaries of any such indemnity. The Agent shall act as the exclusive agent for all indemnified Persons under this Section
7.8. With respect to any claims or demands made by such indemnified Persons, the Agent shall notify the Borrower within thirty (30) days after the Agent's receipt of a writing advising the Banks of such claim or demand. Such notice shall identify (i) when such claim or demand was first made, (ii) the identity of the Person making it, (iii) the indemnified Person and (iv) the substance of such claim or demand. Failure by the Agent to so notify the Borrower within said thirty (30) day period shall reduce the amount of the Borrower's obligations and liabilities under this Section 7.8 by an amount equal to any damages or losses suffered by the Borrower resulting from any prejudice caused the Borrower by such delay in notification from the Agent. Upon receipt of such notice, the Borrower shall have the exclusive right and obligation to contest, defend, negotiate or settle any such claim or demand through counsel of their own selection (but reasonably satisfactory to the Banks) and solely at Borrower's own cost, risk and expense; provided, that the Banks, at their own cost and expense shall have the right to participate in any such contest, defense, negotiations or settlement. The settlement of any claim or demand hereunder by the Borrower may be made only upon the prior approval of the Banks of the terms of the settlement, which approval shall not be unreasonably withheld.

          7.9 Notice of Default. As soon as Borrower knows of the happening of any condition or event which constitutes an Event of Default or Default or any default or event of default under any other loan, mortgage, financing or security agreement, Borrower will give the Agent a written notice thereof specifying the nature and period of existence thereof and what actions, if any, Borrower is taking and proposes to take with respect thereto.

          7.10 Notice of Litigation. Immediately upon becoming aware of the existence of any action, suit or proceeding at law or in equity before any Tribunal, an adverse outcome in which would (i) materially impair the ability of the Borrower to carry on its business substantially as now conducted, (ii) materially and adversely affect the condition (financial or otherwise) of the Borrower, or (iii) result in monetary damages in excess of $500,000, the Borrower will give the Agent a written notice specifying the nature thereof and what actions, if any, the Borrower is taking and proposes to take with respect thereto.

          7.11 Notice of Claimed Default. Immediately upon becoming aware that the holder of any note or any evidence of indebtedness or other security of the Borrower has given notice or taken any action with respect to a claimed default or event of default thereunder, if the amount of the note or indebtedness exceeds $250,000 the Borrower will give the Agent a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what actions, if any, the Borrower is taking and propose to take with respect thereto.

          7.12 Change of Management. Within five (5) days after any change in executive management of the Borrower or any officers of the general partner of the Borrower holding an office of President, Chairman or chief financial officer thereof, the Borrower shall give written notice thereof to the Agent, together with a description of the reasons for the change. The replacement for any such executive officer shall be subject to consent of the Banks, which shall not be unreasonably withheld.

          7.13 Requested Information. With reasonable promptness, the Borrower will give the Banks such other data and information relating to the Borrower as from time to time may be reasonably requested by the Banks.

          7.14 Field Audits. The Agent, for and on behalf of the Banks, shall be permitted to conduct field audits of the Borrower's accounts, inventory and books and records relating thereto from time to time at the Bank's sole option, but not more than twice in each calendar year, the cost and expense of which shall be borne solely by Borrower. Each field audit shall be conducted by agents of the Banks, whether employees of the Agent or third-party agents selected by the Banks. The Borrower shall fully cooperate with the Banks and their agents in connection with such field audits.

          7.15 Inspection. The Borrower will keep complete and accurate books and records with respect to the Collateral and their other properties, businesses and operations and will permit employees and representatives of the Banks to audit, inspect and examine the same and to make copies thereof and extracts therefrom during normal business hours. All such records shall be at all times kept and maintained at the principal corporate offices of the Borrower in Tulsa, Oklahoma. Upon any Default or Event of Default, the Borrower will surrender all of such records relating to the Collateral to the Agent upon receipt of any request therefor from the Banks.

          7.16 Maintenance of Employee Benefit Plans. The Borrower will maintain each employee benefit plan as to which they may have any liability or responsibility in compliance with ERISA and all other Laws applicable thereto.

          7.17 Disposition/Negative Pledge re Encumbrance of Collateral and Other Assets. Borrower will not sell or encumber any of the Collateral and Borrower will not sell, lease, transfer, scrap or otherwise dispose of or mortgage, pledge, grant a security interest in or otherwise encumber any of Borrower's other properties or assets (including without limitation, real estate, motor vehicles, trucks, tractors and other items or types of rolling stock), whether for replacement or not, unless such sale or disposition shall be in the ordinary course of business and for a full and fair consideration, without obtaining the Agent's prior consent. In no event shall Borrower cause or permit the voluntary or involuntary pledge, mortgage or other encumbrance, attachment or levy of or against any of the properties or assets of whatsoever nature or type to any Person (financial institution or otherwise).

          7.18     Financial Ratios.  The Borrower will not permit:

                   (i) Ratio of Consolidated Funded Indebtedness to EBITDA. Consolidated Funded Indebtedness at the end of any fiscal quarter to exceed (a) 5.25 to 1 times EBITDA for the period from the Closing Date through August 31, 1997, (b) 5.0 to 1 from September 1, 1997 through August 31, 1998 and (c) 4.75 to 1 from September 1, 1998 through final maturity of the Acquisition Facility as evidenced by the Acquisition Note.

                   (ii) Minimum Interest Coverage. EBITDA for any fiscal quarter prior to the first anniversary of the Closing Date to be less than 2.00 times Consolidated Interest Expense for such fiscal quarter, and EBITDA for any fiscal quarter after the first anniversary of the Closing Date to be less than 2.25 times Consolidated Interest Expense, in each case, measured at the end of such fiscal quarter as calculated on a trailing four (4) fiscal quarter basis; and

                   (iii) Ratio of EBITDA to Fixed Charges. EBITDA at the end of any fiscal quarter to be less than 1.25 times Consolidated Fixed Charges ("Fixed Charges" shall mean scheduled principal and interest payments and payments due under capital leases over the next four (4) succeeding fiscal quarters) as calculated on a trailing four
          (4) quarter basis.

          Notwithstanding any of the provisions of this Agreement the Borrower will not enter into any transaction pursuant to Section 7.19, clauses (vii) and
(viii) of Section 7.20, Section 7.23, clauses (i)(b), (i)(c), (ii)(b) and (iii) of Section 7.24 and Section 7.26, if the consummation of any such transaction would result in a violation of clause (i) of this Section 7.18, calculated for such purpose as of the date on which such transaction was to be consummated both immediately before and after giving effect to the consummation thereof; provided, however, that in the case of transactions pursuant to Section 7.24, the calculation shall be made on a pro forma basis in accordance with GAAP after giving effect to any such transaction, with the ratio recomputed as at the last day of the most recently ended fiscal quarter of the Borrower as if such transaction had occurred on the first day of the relevant four (4) quarter period.

          7.19 Indebtedness. The Borrower will not, and nor will it permit any of its Subsidiaries to, create, incur, assume, or otherwise become directly or indirectly liable with respect to, any Indebtedness, except (subject to the provisions of Section 7.21):

                   (i) The Borrower may become and remain liable with respect to Indebtedness evidenced by the Private Placement Notes and Indebtedness incurred in connection with any extension, renewal, refunding or refinancing of Indebtedness evidenced by the Private Placement Notes, provided that the principal amount of such Indebtedness shall not exceed the principal amount of the Indebtedness evidenced by the Private Placement Notes, together with any accrued interest and Yield Maintenance Amount, with respect thereto being extended, renewed, refunded or refinanced, provided that the aggregate principal amount of indebtedness permitted under this clause (i) shall not at any time exceed $120,000,000;

                   (ii) the Borrower may become and remain liable with respect to Indebtedness incurred under the Revolving Working Capital Facility as evidenced by the Revolving Credit Notes and for any purpose permitted by the Revolving Working Capital Facility and any Indebtedness incurred for any such permitted purpose which replaces, extends, renews, refunds or refinances any such Indebtedness, in whole or in part; provided that the aggregate principal amount of Indebtedness permitted under this clause (ii) shall not at any time exceed $15,000,000;

                   (iii) the Borrower may become and remain liable with respect to Indebtedness incurred by the Borrower under the Acquisition Facility as evidenced by the Acquisition Notes and any Indebtedness incurred for such permitted purpose which replaces, extends, renews, refunds or refinances any such Indebtedness, in whole or in part; provided that the aggregate principal amount of Indebtedness permitted under this clause (iii) shall not at any time exceed $35,000,000;

                   (iv) any Subsidiary of the Borrower may become and remain liable with respect to Indebtedness of such Subsidiary owing to the Borrower or to a Wholly-Owned Subsidiary of the Borrower;

                   (v) Indebtedness of Bi-State Propane and M.P. Oils Partnership, provided that the aggregate principal amount of Indebtedness permitted under this clause (v) shall not at any time exceed $5,000,000 including BOk's existing loan facility to Bi-State Propane in the amount of $3,000,000;

                   (vi) the Borrower and any of its Subsidiaries may become and remain liable with respect to Indebtedness relating to any business, property or assets acquired by or contributed to the Borrower or such Subsidiary or which is secured by a loan on any property or assets acquired by or contributed to the Borrower or such Subsidiary to the extent such Indebtedness existed at the time such business, property or assets were so acquired or contributed, and if such Indebtedness is secured by such property or assets, such security interest does not extend to or cover any other property of the Borrower or any of its Subsidiaries; provided that (a) immediately after giving effect to such acquisition or contribution, the Borrower could incur at least $1.00 of additional Indebtedness pursuant to clause (xiii) of this Section 7.19 and (b) such Indebtedness was not incurred in anticipation of such acquisition or contribution;

                   (vii) the Borrower and any of its Subsidiaries may become and remain liable with respect to Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two (2) Business Days of its incurrence;

                   (viii) the Borrower may become and remain liable with respect to Guarantees of the Indebtedness of Bi-State Propane and M.P. Oils Partnership permitted by clause (v) of this Section 7.19;

                   (ix) any Person that after the date of Closing becomes a Subsidiary of the Borrower may become and remain liable with respect to any Indebtedness to the extent such Indebtedness existed at the time such Person became a Subsidiary; provided that (a) immediately after giving effect to such Person becoming a Subsidiary of the Borrower, the Borrower could incur at least $1 of additional Indebtedness in compliance with clause (xiii) of this Section 7.19 and (b) such Indebtedness was not incurred in anticipation of such Person becoming a Subsidiary of the Borrower;

                   (x) the Borrower and any of its Subsidiaries may become and remain liable with respect to Indebtedness owed to any person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any of its Subsidiaries, pursuant to reimbursement or indemnification obligations to such person;

                   (xi) the Borrower and any of its Subsidiaries may become and remain liable with respect to Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, and any extension, renewal or refinancing thereof to the extent not provided to secure the repayment of other Indebtedness and to the extent that the amount of refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced;

                   (xii) the Borrower may become and remain liable with respect to Indebtedness incurred in respect of Capitalized Lease Obligations provided; that the Lien in respect thereof is permitted by clause
          (viii) of this Section 7.19; and

          7.20 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, assume, incur or suffer to exist any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or any income or profits therefrom (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of Section ____ hereof), except:

                   (i) Liens existing on the date hereof on the property and assets of either of the Borrower or any of their respective Subsidiaries as described in Exhibit ____;

                   (ii) Liens for taxes, assessments or other governmental charges the payment of which is not yet due and payable or the validity of which is being contested in good faith in compliance with
          Section 7.1;

                   (iii) attachment or judgment Liens not giving rise to an Event of Default and with respect to which the underlying action has been appealed or is being contested in good faith in compliance with
          Section 7.__;

                   (iv) Liens of lessors, landlords, carriers, vendors, mechanics, materialmen, warehousemen, repairmen and other like Liens incurred in the ordinary course of business the payment of which is not yet due or which is being contested in good faith in compliance with Section 7.__, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property, provided that such Liens do not materially interfere with the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

                   (v) Liens (other than any Lien imposed by ERISA) incurred and pledges and deposits made in the ordinary course of business (a) in connection with workers' compensation, unemployment insurance, old age pensions, retiree health benefits and other types of social security, or (b) to secure (or to obtain letters of credit that do not constitute Indebtedness and that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money or the obtaining of advances or credit provided that such Liens do not materially interfere with the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

                   (vi) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

                   (vii) Liens existing on any property of a Person at the time such Person becomes a Subsidiary of the Borrower or existing at the time of acquisition upon any property acquired by the Borrower or any of its Subsidiaries at the time such property is so acquired, through purchase, merger or consolidation or otherwise (whether or not the Indebtedness secured thereby shall have been assumed); provided, however, that in the case of any such Lien (1) such Lien shall at all times be confined solely to any such property and, if required by the terms of the instrument creating such Lien, other property which is an improvement to such acquired property, (2) such Lien was not created in anticipation of such transaction, and (3) the Indebtedness secured by such Lien shall be permitted under Section 7.19;

                   (viii) Liens created to secure all or any part of the purchase price, or to secure Indebtedness (other than Indebtedness permitted under clauses (i), (ii) and (iii) of Section 7.19) incurred or assumed to pay all or any part of the purchase price or cost of construction, of property acquired or constructed by the Borrower or any of its Subsidiaries after the Closing Date; provided that (i) any such Lien shall be confined solely to the item or items of such property (or improvement therein) so acquired or constructed and, if required by the terms of the instrument creating such Lien, other property (or improvement thereon) which is an improvement to such acquired or constructed property, (iii) any such Lien shall be created contemporaneously with, or within 180 days after, the acquisition or construction of such property, and (iii) such Lien does not exceed an amount equal to 85% of the fair market value (100% in the case of Centralized Lease Obligations) of such assets (as determined in good faith by the Board of Directors of Heritage) at the time of acquisition thereof;

                   (ix) Liens on property or assets of any Subsidiary of the Borrower securing Indebtedness of such Subsidiary owing to the Borrower or a Wholly-Owned Subsidiary;

                   (x) leases or subleases of equipment to customers which do not materially interfere with the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

                   (xi) easements, exceptions or reservations in any property of the Borrower or any Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

                   (xii) Liens (other than Liens securing Indebtedness) on the property or assets of any Subsidiary of the Borrower in favor of the Borrower or any other Wholly-Owned Subsidiary of the Borrower;

                   (xiii) Liens created by any of the Security Documents securing Indebtedness evidenced by the Notes, the Acquisition Facility and/or the Revolving Working Capital Facility; and

                   (xiv) any Lien renewing, extending or refunding any Lien permitted by this Section 7.20, provided that (a) the principal amount of the Indebtedness secured by any such Lien shall not exceed the principal amount of such Indebtedness outstanding immediately prior to the renewal, extension or refunding of such Lien and (b) no assets encumbered by any such Lien other than the assets encumbered immediately prior to such renewal, extension or refunding shall be encumbered thereby.

          Notwithstanding the foregoing, except for the liens and security interest created by the Security Documents, the Borrower will not, and will not permit any of their respective Subsidiaries to, create, assume or incur any Lien upon or with respect to (a) any Subsidiary stock held by the Borrower or any other Subsidiary thereof, or (b) any of its proprietary software developed by or on behalf of the Borrower or its Affiliates necessary and useful for the conduct of the Business. No Lien permitted under this Section
7.20 shall result in over-collateralization except as required by conventional practice for specific types of borrowings.

          7.21 Priority Debt. The Borrower will not permit Priority Debt, at any time, to exceed 10% of the then Consolidated Tangible Net Worth of the Borrower and its Subsidiaries. The provisions of this Section 7.21 are further limitations on Priority Debt that shall otherwise be permitted by Sections 7.18, 7.19 or 7.20.

          7.22     Loans, Advances, Investments and Contingent Liabilities.
The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, purchase or own any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, make or permit to remain outstanding any loan or advance to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations of any Person, or make any other Investment, except:

                   (i) the Borrower or any of its Subsidiaries may make and own Investments (x) arising out of loans and advances to employees incurred in the ordinary course of business, (y) arising out of extensions of trade credit or advances to third parties in the ordinary course of business and (z) acquired by reason of the exercise of customary creditors' rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;

                   (ii) Guarantees that constitute Indebtedness to the extent permitted by Sections 7.18 and 7.19 and other Guarantees that are not Guarantees of Indebtedness and are undertaken in the ordinary course of business;

                   (iii) investment in (collectively, "Cash Equivalents")

                            (a)      marketable obligations issued or
                   unconditionally guaranteed by the United States of America, or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing one year or less from the date of acquisition thereof,

                            (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at such date the highest rating obtainable from either Standard & Poor's Rating Group or Moody's Investors Service, Inc.,

                            (c) commercial paper maturing no more than 270 days from the date of creation thereof and having as at the date of acquisition thereof one of the two highest ratings obtainable from either Standard & Poor's Rating Group or Moody's Investors Service, Inc.,

                            (d) certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia or Canada or issued by the United States branch of any commercial bank organized under the laws of any country in Western Europe or Japan, with capital and stockholders' equity of at least $500,000,000 (or the equivalent in the currency of such country), (A) the commercial paper or other short term unsecured debt obligations of which are as at such date rated either A-2 or better (or comparably if the rating system is changed) by Standard & Poor's Rating Group or Prime-2 or better (or comparably if the rating system is changed) by Moody's Investors Service, Inc. or (B) the long-term debt obligations of which are as at such date rated either A or better (or comparably if the rating system is changed) by Standard & Poor's Rating Group or A2 or better (or comparably if the rating system is changed) by Moody's Investors Service, Inc. ("Permitted Banks"),

                            (e) Eurodollar time deposits having a maturity of less than 270 days from the date of acquisition thereof purchased directly from any Permitted Bank,

                            (f)      bankers' acceptances eligible for
                   rediscount under requirements of The Board of Governors of the Federal Reserve System and accepted by Permitted Banks, and

                            (g) obligations of the type described in clause (a), (b), (c), (d) or (e) above purchased from a securities dealer designated as a "primary dealer" by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of the Borrower or any of its Subsidiaries by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question;

                   (iv) the Borrower or any of its Subsidiaries may acquire Capital Stock or other ownership interests of a Person (i) located in the United States of America or Canada, (ii) incorporated or otherwise formed pursuant to the laws of the United States of America or Canada or any state or province thereof or the District of Columbia and (iii) engaged in substantially the same business as the Borrower which Person at the time of such acquisition is, or as a result thereof becomes, a Subsidiary of the Borrower;

                   (v) the Borrower or any of its Subsidiaries may make and own Investments (in addition to Investments permitted by clauses
          (i), (ii), (iii), and (iv) of this Section 7.22) in any Person incorporated or otherwise formed pursuant to the laws of the United States of America or Canada or any state or province thereof or the District of Columbia; provided, however, that (i) the sum of (a) the aggregate amount of all such Investments made by the Borrower and its Subsidiaries following the Closing Date which are outstanding pursuant to this clause (v) plus (b) all other Investments held by the Borrower and its Restricted Subsidiaries which are outstanding as of the Closing Date and listed on Schedule 6E of the Note Purchase Agreement shall not at any date of determination exceed 10% of Consolidated Net Tangible Assets (the "Investment Limit"); (ii) the representation in Section 8S of the Note Purchase Agreement shall be true and correct as of the date of determination; and (iii) the aggregate amount of all such Investments made by the Borrower and its Subsidiaries and outstanding pursuant to this clause (v) in Persons engaged in a business which is not substantially the same as a line of business described in Section 7.25 hereof or 6H of the Note Purchase Agreement shall not at any date exceed $___________;

                   (vi) the Borrower may make and become liable with respect to any Interest Rate Agreements; and

                  (vii) any Subsidiary of the Borrower may make Investments in the Borrower.

          7.23 Restricted Payments. The Borrower will not directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that the Borrower may declare or order, and make, pay or set apart, once during each fiscal quarter a Restricted Payment if (i) such Restricted Payment is in an amount not exceeding Available Cash for the immediately preceding quarter, and (ii) no Default or Event of Default exists before or immediately after any such proposed action.

          7.24 Consolidation, Merger, Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly,

                   (i) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it, except that:

                       (a) any Subsidiary of the Borrower may consolidate with or merge into the Borrower or a Wholly- Owned Subsidiary of the Borrower if the Borrower or a Wholly-Owned Subsidiary of the Borrower, as the case may be, shall be the surviving Person; and

                       (b) any entity (other than a Subsidiary of the Borrower) may consolidate with or merge into the Borrower or a Subsidiary if the Borrower or a Subsidiary of the Borrower, as the case may be, shall be the surviving Person and if, immediately after giving effect to such transaction, (I) the Borrower and its Subsidiaries (x) shall not have a Consolidated Net Worth, determined in accordance with GAAP applied on a basis consistent with the consolidated financial statements of the Borrower most recently delivered pursuant to Section 7.6, of less than the Consolidated Net Worth of the Borrower immediately prior to the effectiveness of such transaction, satisfaction of this requirement to be set forth in reasonable detail in an Officers' Certificate delivered to each holder of a Private Placement Note or the Notes at the time of such transaction, and (y) could incur at least $1.00 of additional Indebtedness in compliance with Section 7.18 and clause (xiii) of
          Section 7.19, (II) substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, shall be located and substantially all of their business shall be conducted within the continental United States of America or Canada and (III) no Default or Event of Default shall exist and be continuing; and

                       (c) the Borrower may consolidate with or merge into any other entity if (I) the surviving entity is a corporation or limited partnership organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, with substantially all of its properties located and its business conducted within the continental United States of America, (II) such corporation or limited partnership expressly and unconditionally assumes the obligations of the Borrower under this Agreement, the Notes, the Private Placement Notes and the other related documents to which the Borrower is a party, and delivers to each holder of a Private Placement Note and/or the Notes at the time outstanding an opinion of counsel satisfactory to the Required Holders with respect to the due authorization and execution of the related agreement of assumption and the enforceability of such agreement against such corporation or partnership, (III) immediately after giving effect to such transaction, such corporation or limited partnership (x) shall not have a Consolidated Net Worth, determined in accordance with GAAP applied on a basis consistent with the consolidated financial statements of the Borrower most recently delivered pursuant to
          Section 7.6 (or if no such financials have yet been delivered under Section 7.6, consistent with the consolidated financial statements referred to in Section 7.21), of less than the Consolidated Net Worth of the Borrower immediately prior to the effectiveness of such transaction, satisfaction of this requirement to be set forth in reasonable detail in an officers' certificate delivered to each holder of a Private Placement Note and/or the Notes at the time of such transaction, and (y) could incur at least $1.00 of additional Indebtedness in compliance with
          Section 7.18 and clause (xiii) of Section 7.19, and (IV) no Default or Event of Default shall exist and be continuing immediately before or after giving effect to such transaction; or

                 (ii) sell, lease, abandon or otherwise dispose of all or substantially all its assets, except that:

                     (a) any Subsidiary of the Borrower may sell, lease or otherwise dispose of all or substantially all its assets to the Borrower or to a Wholly-Owned Subsidiary of the Borrower; and

                     (b) the Borrower may sell, lease or otherwise dispose of all or substantially all its assets to any corporation or limited partnership into which the Borrower could be consolidated or merged in compliance with clause (i)(c) of this Section 7.24, provided that each of the conditions set forth in such clause (i)(c) shall have been fulfilled; or

                 (iii) sell, lease, convey, abandon or otherwise dispose of (including, without limitation, in connection with a Sale and Lease-Back Transaction) any of its assets (except in a transaction permitted by clause (i)(a), (i)(b), (i)(c), (ii)(a) or (ii)(b) of this
         Section 7.24 or sales of inventory in the ordinary course of business consistent with past practice) or issue or sell Capital Stock of any Subsidiary of the Borrower, whether in a single transaction or a series of related transactions (each of the foregoing non- excepted transactions, an "Asset Sale"), unless:

                     (a) immediately after giving effect to such proposed disposition no Default or Event of Default shall exist and be continuing;

                     (b) such sale or other disposition is for cash consideration or for consideration consisting of not less than 75% cash and not more than 25% interest-bearing promissory notes;

                     (c) one of the following two conditions must be satisfied:

                                  (I)      (x) the aggregate Net Proceeds of
                          all assets so disposed of (whether or not leased back) over the immediately preceding 12-month period does not exceed $5,000,000 and (y) the aggregate Net Proceeds of all assets so disposed of (whether or not leased back) from the Closing Date through the date of such disposition does not exceed $10,000,000; or

                                  (II)     in the event that such Net Proceeds
                          (less the amount thereof previously applied in accordance with clause (x) of this clause (c)(II)) exceeds the limitations determined pursuant to clauses (x) and (y) of clause (c)(I) of this Section
                          7.24 (such excess amount being herein called "Excess Sale Proceeds"), the Borrower shall within 12 calendar months of the date on which such Net Proceeds exceeded any such limitation, cause an amount equal to such Excess Sale Proceeds to be applied (x) to the acquisition of assets in replacement of the assets so disposed of or of assets which may be productively used in the United States of America or Canada in the conduct of the Business, or (y) to the extent not applied pursuant to the immediately preceding clause (x), to offer to make prepayments on the Private Placement Notes pursuant to Section 4C of the Note Purchase Agreement and the

                          Notes pursuant hereto and, allocated on the basis specified for such prepayments in the definition of Allocable Proceeds, to offer to repay other Parity Debt (other than Indebtedness under Section 7.19(ii) or that by its terms does not permit such offer to be made); and

                     (d) the Borrower shall have delivered to the Agent a Certificate of the Board of Directors of the General Partner, certifying that such sale or other disposition is for fair value and is in the best interests of the Borrower.

Notwithstanding the foregoing, Asset Sales shall not be deemed to include (1) any transfer of assets or issuance or sale of Capital Stock by the Borrower or any of its Subsidiaries to the Borrower or a Wholly-Owned Subsidiary of the Borrower, (2) any transfer of assets or issuance or sale of Capital Stock by the Borrower or any of its Subsidiaries to any Person in exchange for, or the Net Proceeds of which are applied within 12 months to the purchase of, other assets used in a line of business permitted under Section 7.25 and having a fair market value (as determined in good faith by the Board of Directors of the General Partner) not less than that of the assets so transferred or Capital Stock so issued or sold and (3) any transfer of assets pursuant to an Investment permitted by Section 7.22.

         7.25 Business. The Borrower will not and will not permit any of its Subsidiaries to engage in any line of business if as a result thereof the Borrower and its Subsidiaries would not be principally and predominately engaged in the business of retail and wholesale propane sales and purchases of inventory, operation of related propane distribution networks and storage facilities and the acquisition, operation and maintenance of such facilities and related general and administrative operations, as more fully described in the Memorandum and subject in all respects to the provisions of clause (iii) of the proviso to Section 7.22(v).

         7.26 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in any transaction with any Affiliate unless (i) (a) such transaction is on fair and reasonable terms that are no less favorable to the Borrower or such Subsidiary, as the case may be, than those which would be obtained in an arm's-length transaction from a Person other than an Affiliate and (b) such transaction is entered into in the ordinary course of business and pursuant to the reasonable requirements at the time of the Borrower's or such Subsidiary's operations,
(ii) such transaction is in connection with the incurrence of Indebtedness pursuant to Section 7.19(v), (iii) such transaction is a Restricted Payment permitted by Section 7.23, (iv) such transaction involves performance under the Contribution Agreement (substantially in the form in effect on the Closing
Date), (v) such transaction involves indemnification and contribution under Section _____ of the Partnership Agreement (as said section is in effect on the Closing Date), to the extent such indemnification or contribution arises from operations or activities in connection with the Business (including securities issuances in connection with funding the Business) or (vi) such transaction is a specific transaction described in the Registration Statement.

         7.27    Subsidiary Stock and Indebtedness.

                 (i) The Borrower will not permit any of its Subsidiaries directly or indirectly to issue or sell any Equity Interest of such Subsidiary of the Borrower to any Person other than the Borrower or a Wholly-Owned Subsidiary of the Borrower except (a) for the purpose of qualifying directors or (b) in satisfaction of pre- emptive rights of holders of minority interests which are triggered by an issuance of Equity Interests to the Borrower or a Subsidiary of the Borrower and permit such holders to maintain their pro rata interests.

                 (ii) The Borrower will not directly or indirectly sell, assign, pledge or otherwise dispose of any Equity Interest in or any Indebtedness of any of its Subsidiaries, and will not permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise dispose of any Equity Interest in or any Indebtedness of any other Subsidiary of the Borrower except to the Borrower or a Wholly-Owned Subsidiary of the Borrower, unless (a) simultaneously with such sale, transfer or disposition, all of the Equity Interests (other than an Equity Interest representing less than 2% of the outstanding Equity Interests of all classes of such Subsidiary taken together, provided that such Equity Interest is considered an Investment pursuant to Section 7.22(v) and is permitted thereunder) or Indebtedness of such Subsidiary owned by the Borrower and its Subsidiaries is sold, transferred or disposed of as an entirety, (b) the Board of Directors of the GP shall have determined, as evidenced by a resolution thereof, that the proposed sale, transfer or disposition of such Equity Interests or Indebtedness is in the best interests of the Borrower, (c) such Equity Interests or Indebtedness are sold, transferred or otherwise disposed of for cash or Cash Equivalents or other assets used in a line of business permitted by
         Section 7.25 and having a fair market value (as determined in good faith by the Board of Directors of the GP) not less than that of the Equity Interests or Indebtedness so transferred, to a Person upon terms deemed by the Board of Directors of the GP to be acceptable, (d) the Subsidiary being sold, transferred or otherwise disposed of shall not have any continuing investment in the Borrower or any Subsidiary of the Borrower not being so sold, transferred or disposed and (e) such sale, transfer or disposition is permitted by Section 7.24.

         7.28 Payment of Dividends by Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, be subject to or enter into any agreement which restricts the ability of any Subsidiary of the Borrower to declare or pay any dividend to the Borrower, to make any distribution on any Equity Interest of such Subsidiary to the Borrower, or to lend money to the Borrower.

         7.29 Sales of Receivables. The Borrower will not, and will not permit any of its Subsidiaries to, discount, pledge, sell (with or without recourse), or otherwise sell for less than face value thereof any of its accounts or notes receivable, except for sales of receivables (i) without recourse which are seriously past due and which have been substantially written off as uncollectible or collectible only after extended delays, or (ii) made in connection with the sale of a business but only with respect to the receivables directly generated by the business so sold.

         7.30    Material Agreements; Tax Status.  The Borrower will not:

                 (i) amend or directly or indirectly modify in any manner the substantive effect of the provisions of Section _____, or the definitions of "Lenders' Portion" or "Designated Net Proceeds" of the Note Purchase Agreement or any similar provisions of any agreement applicable to any extensions, renewals or refundings thereof as Parity Debt under the provisions of Section 7.19(ii) or Section 7.19(iii);

                 (ii) amend or modify in any manner adverse to the holder of the Private Placement Notes, or grant any waiver or release under (if such action shall be adverse to the holders of the Private Placement Notes), any Partnership Document, any notes evidencing Parity Debt or any agreement relating to Parity Debt or terminate in any manner any Partnership Document, it being understood, without limitation, that no modification that reduces principal, interest or fees, premiums, make-wholes or penalty charges, or extends any scheduled or mandatory payment, prepayment or redemption of principal or interest, or makes less restrictive any agreement or waives any condition precedent or default shall be adverse to the holders of the Private Placement Notes for purposes of this Agreement (the provisions of this clause (ii) being herein called the "Correlative Amendment Provisions"); or

                 (iii) permit the Partnership or the Borrower to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.

         The Correlative Amendment Provisions included in clause (ii) shall (x) not apply to any Incorporated Provision and (y) be of no force and effect at such time as, but only for so long as, none of the provisions of Section ____ of the Note Purchase Agreement (or any similar provisions) shall be included in any agreement providing for or relating to any Parity Debt (as evidenced by a notice from the Borrower to all the holders of the Notes setting forth the relevant facts and circumstances) provided only that no financial accommodations shall have been extended to any holders of Parity Debt, or further or more restrictive covenants on the Borrower or its Subsidiaries were agreed to, in connection with the provisions of said Section _____ thereof (or any such similar provisions) ceasing to be applicable as aforesaid.

         7.31 Available Cash Reserves. The Borrower will maintain an amount of cash reserves that is necessary or appropriate in the reasonable discretion of the Board of Directors of the GP to (i) provide for the proper conduct of the business of the Borrower and its Subsidiaries (including reserves for future capital expenditures) subsequent to such quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Borrower or any Subsidiary is a party or by which it is bound or its assets are subject and
(iii) provide funds for distributions to partners of the Heritage Propane and the general partner thereof in respect of any one or more of the next four (4) quarters; provided that the Board of Directors of the GP need not establish cash reserves pursuant to clause (iii) if the effect of such reserves would be that Heritage Propane is unable to distribute the minimum quarterly distribution on all Common Units with respect to such quarter; and provided, further, that disbursements made by the Borrower or a Subsidiary or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced for purposes of determining Available Cash, within such quarter if the Board of Directors of the Borrower so determines. In addition, without limitation or duplication of the foregoing, Available Cash for any fiscal quarter shall reflect an amount of cash reserves equal to (x) 50% of the interest projected to be paid on the Private Placement Notes in the next succeeding fiscal quarter, plus (y) beginning with a date three fiscal quarters before a scheduled principal payment date on the Private Placement Notes, 25% of the aggregate principal amount thereof due on any such payment date in the third succeeding fiscal quarter, 50% of the aggregate principal amount due on any such payment date in the second succeeding fiscal quarter and 75% of the aggregate principal amount due on any quarterly payment date in the next succeeding fiscal quarter, plus (z) the Unused Proceeds Reserve as of the date of determination; provided that the foregoing reserves for amounts to be paid on the Private Placement Notes shall be reduced by the aggregate amount of advances available to the Borrower from the Banks under the Revolver Working Capital Facility including Letters of Credit (which are subject to no conditions which the Borrower is unable to meet), in each case to be used to refinance such amounts to the extent such amounts could be borrowed and remain outstanding under Sections 7.19 and 7.18(ii).

         7.32    Parity Debt.

                 (i) The Borrower shall ensure that the lenders from time to time in respect of any Indebtedness outstanding as permitted by clauses (i) (other than the Notes), (ii) and (iii) of Section 7.19 shall, in the documents governing the terms of such Indebtedness, (a) recognize the existence and validity of the obligations represented by the Notes and (b) agree to refrain from making or asserting any claim that the Financing Documents or the obligations represented by the Notes are invalid or not enforceable in accordance with its and their terms as a result of the circumstances surrounding the incurrence of such obligations.

                 (ii) Each holder of Notes from time to time (a) acknowledges the existence and validity of the obligations of the Borrower under the Note Purchase Agreement (and any replacement, extension, renewal, refunding or refinancing thereof permitted by clause (ii) or (iii) of Section 7.20, as the case may be) and (b) agrees to refrain from making or asserting any claim that such obligations or the instruments governing the terms thereof are invalid or not enforceable in accordance with its and their terms as a result of the circumstances surrounding the incurrence of such obligations.

         7.33 Change of Fiscal Year. The Borrower will not change its fiscal year from its present fiscal year.

         7.34 Partnership Agreement/Articles of Incorporation; By-Laws and Assumed Names. The Borrower will not amend, alter, modify or restate its Partnership Agreement or Certificate in any way which would change the partnership name. The Borrower will not adopt a trade name therefor in any manner adversely affect the Borrower's obligations or covenants to the Bank hereunder.

         7.35 Payment of Indebtedness. The Borrower hereby agrees to pay, when due and owing, all Indebtedness, whether by the Notes, the Private Placement Notes or otherwise.


                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

         To induce the Banks to enter into this Agreement and to make the Revolving Credit Loans and the Acquisition Loans to the Borrower under the provisions hereof, and in consideration thereof, the Borrower represents, warrants and covenants as follows:

         8.1 Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a limited partnership under the Laws of Delaware and is duly registered and in good standing as a limited partnership in each jurisdiction in which the nature of the business transacted or the property owned is such as to require registration as such.

         8.2 Litigation. Except for the actions described on Exhibit G attached hereto, there is no action, suit, investigation or proceeding threatened or pending before any Tribunal against or affecting the Borrower or any properties or rights of the Borrower which, if adversely determined, would result in a liability of greater than $250,000 or would otherwise result in any material adverse change in the business or condition, financial or otherwise, of either of the Borrower. The Borrower is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Tribunal.

         8.3 Financial Statements. The Borrower's most recent consolidated audited financial statements which have been furnished to the Banks have been prepared in conformity with GAAP, together with the contingent liabilities described on Exhibit H attached hereto, show all material liabilities, direct and contingent, and fairly present the financial condition of the Borrower as of the date of such statements and the results of their operations for the period then ended, and since the date of such statements there has been no material adverse change in the business, financial condition or operations of the Borrower.

         8.4     Conflicting Agreements and Other Matters.   The Borrower is
not in material default in the performance of any obligation, covenant, or condition in any agreement to which it is a party or by which it is bound. The Borrower is not a party to any contract or agreement or subject to any charter or other partnership restriction which materially and adversely affects their
respective business, property or assets, or financial condition.   The Borrower
is not a party to or otherwise subject to any contract or agreement which restricts or otherwise affects the right or ability of the Borrower to execute the Loan Documents or the performance of any of their respective terms.
Neither the execution nor delivery of any of the Loan Documents, nor fulfillment of nor compliance with their respective terms and provisions will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (except those created by the Loan Documents) upon any of the properties or assets of the Borrower pursuant to, or require any consent, approval or other action by or any notice to or filing with any Tribunal (other than routine filings after the Closing Date with the Securities and Exchange Commission, any securities exchange and/or state blue sky authorities) pursuant to, the charter or By-Laws of the Borrower, any award of any arbitrator, or any agreement, instrument or Law to which the Borrower is subject.

         8.5 Authorization. The GP of the Borrower has duly authorized the execution and delivery of each of the Loan Documents and the performance of their respective terms. No other consent of any other Person, except for the Banks (and insofar as the Security Documents and Intercreditor Agreement are concerned, the Collateral Agent and the Purchasers), is required as a prerequisite to the validity and enforceability of the Loan Documents.

         8.6     Purposes.   The Borrower is not engaged principally, or as one
of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by the Banks, the Borrower will furnish to the Bank a statement in conformity with the requirements of Federal Reserve Form U-1, referred to in Regulation U, to the
foregoing effect.   Neither the Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate any regulation of the Board of Governors of the Federal Reserve System (including Regulations G, T, U and X) or to violate any securities laws, state or federal, in each case as in effect now or as the same may hereafter be in effect.

         8.7     Compliance with Applicable Laws.  Except as disclosed on
Exhibit I the Borrower are in material compliance with all Laws, ordinances, rules, regulations and other legal requirements applicable to them and the business conducted by them, the violation of which could or would have a material adverse effect on their business or condition, financial or otherwise. Neither the ownership of any capital stock of the Borrower, nor any continued role of any Person in the management or other affairs of the Borrower (i) will result or could result in the Borrower's noncompliance with any Laws, ordinances, rules, regulations and other legal requirements applicable to the Borrower, or (ii) could or would have a material adverse effect on the business or condition, financial or otherwise, of the Borrower.

         8.8 Possession of Franchises, Licenses. The Borrower possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of their respective properties and assets, and the Borrower is not in violation of any thereof in any material respect.

         8.9 Leases, Easements and Rights of Way. The Borrower enjoys peaceful and undisturbed possession of all leases, easements and rights of way necessary in any material respect for the operation of their respective properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such properties and assets. All such leases, easements and rights of way are valid and subsisting and are in full force and effect.

         8.10 Taxes. The Borrower has filed all Federal, state and other income tax returns which are required to be filed and have paid all Taxes, as shown on said returns, and all Taxes due or payable without returns and all assessments received to the extent that such Taxes or assessments have become due, except for such tax liabilities listed on Exhibit J attached hereto. All Tax liabilities of the Borrower are adequately provided for on the books of the Borrower, including interest and penalties. No income tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid.

         8.11 Disclosure. Neither this Agreement nor any other Loan Document or writing furnished to the Banks by or on behalf of the Borrower in connection herewith contains any untrue statement of a material fact nor do such Loan Documents and writings, taken as a whole, omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Borrower and not reflected in the financial statements or exhibits hereto provided to the Banks which materially adversely affects or in the future may materially adversely affect the business, property, or assets, or financial condition of the Borrower which has not been set forth in this Agreement, in the Loan Documents or in other documents furnished to the Banks by or on behalf of the Borrower prior to the date hereof in connection with the transactions contemplated hereby.

         8.12 Investment Company Act/Public Utility Holding Company Act Representations. The Borrower is not (i) an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended or (ii) a "public utility holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended and the rules thereunder other than Section 9(a)(2) thereof based upon the filing by Heritage Propane and Heritage with the Commission of an exemption application on ______________, 1996 and prior orders issued by the Commission.

         8.13 ERISA. Since the effective date of Title IV of ERISA, no Reportable Event has occurred with respect to any Plan. For the purposes of this section the term "Reportable Event" shall mean an event described in Section 4043(b) of ERISA. For the purposes hereof the term "Plan" shall mean any plan subject to Title IV of ERISA and maintained for employees of the Borrower, or of any member of a controlled group of corporations, as the term "controlled group of corporations" is defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the "Code"), of which the Borrower is a part. Each Plan established or maintained by the Borrower is in material compliance with the applicable provisions of ERISA, and the Borrower has filed all reports required by ERISA and the Code to be filed with respect to each Plan. The Borrower has met all requirements with respect to funding Plans imposed by ERISA or the Code. Since the effective date of Title IV of ERISA there have not been any nor are there now existing any events or conditions that would permit any Plan to be terminated under circumstances which would cause the lien provided under Section 4068 of ERISA to attach to the assets of the Borrower. The value of each Plan's benefits guaranteed under Title IV of ERISA on the date hereof does not exceed the value of such Plan's assets allocable to such benefits on the date hereof.

         8.14 Fiscal Year. The fiscal year of the Borrower ends as of __________________ of each year.

         8.15 Title to Properties; Authority. Borrower has full power, authority and legal right to own and operate the properties which they now own and operate, and to carry on the lines of business in which it is now engaged, and have good and marketable and/or defensible title to the Collateral subject to no Lien of any kind except Liens permitted by this Agreement and except such encumbrances, imperfections and failures (including, without limitation, abandonment by operation of law or contract) of title, if any, as are not substantial in character, amount or extent and do not materially interfere with the present or proposed use of any such portion of the Collateral. Borrower has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement and the other Loan Documents. Borrower further represents to the Bank that any and all after acquired interest in any one or more of the Collateral being concurrently or subsequently assigned of record to Borrower is and shall be deemed encumbered in all respects by the Security Documents.

         8.16 Environmental Representations. To the best of Borrower's knowledge and belief, upon reasonable and good faith inquiry exercised with due diligence:

                 (a) Except for those items described on Exhibit K attached hereto, the Borrower is not subject to any liability or obligation relating to (i) the environmental conditions on, under or about the Collateral, including, without limitation, the soil and ground water conditions at the location of the Borrower's properties, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Polluting Substance;

                 (b) The Borrower has not obtained nor is Borrower required to obtain or make application for any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, facilities, fixtures and equipment forming a part of the Collateral by reason of any Environmental Laws;

                 (c) Borrower has taken all steps necessary to determine and has determined that no Polluting Substances have been disposed of or otherwise released on, onto, into, or from the Collateral (the term "release" shall have the meanings specified in CERCLA/SARA, and the term "disposal" or "disposed" shall have the meanings specified in RCRA/HSWA; provided, in the event either CERCLA/SARA or RCRA/HSWA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and provided further, to the extent that the laws of any State or Tribunal establish a meaning for "release," "disposal" or "disposed" which is broader than that specified in CERCLA/SARA, RCRA/HSWA or other Environmental Laws, such broader meaning shall apply);

                 (d) There are no PCB's or asbestos-containing materials, whether in the nature of thermal insulation products such as pipe boiler or breech coverings, wraps or blankets or sprayed-on or trowelled-on products in, on or upon the Collateral; and

                 (e) There is no urea formaldehyde foam insulation ("UFFI") in, on or upon the Collateral.

         8.17 Matters Relating to the General Partner. Immediately after the Transactions, the ownership of the Borrower, Heritage and Heritage Propane shall be, in all material respects, as described in the Registration Statement. Heritage will own, in addition to the interest described in Section 8.2, a 1% general partnership interest and 3,702,943 Subordinated Units, representing a 47.0% limited partnership interest in Heritage Propane, if no overallotment option is exercised by the Underwriters or representing a 43.6% limited partnership interest in Heritage Propane, if the overallotment option is exercised in full by the Underwriters.


                                   ARTICLE IX

                               EVENTS OF DEFAULT

         9.1     Events of Default.   The occurrence of any one or more of the
following events shall constitute an Event of Default hereunder (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of Law or otherwise):

                 (a) The Borrower shall fail to make any payment or prepayment of principal or interest upon any of the Notes, or fail to pay any other Indebtedness within five (5) days after the same shall become due and payable (whether by extension, renewal, acceleration or otherwise); or

                 (b) Any representation or warranty of the Borrower made herein or in any writing furnished in connection with or pursuant to any of the Loan Documents shall have been false or misleading in any material respect on the date when made and continues to have a material adverse effect on one or more of the Borrower or their respective financial capacity or business operations; or

                 (c) The Borrower shall fail to duly observe, perform or comply with any covenant, agreement or term (other than payment provisions which are governed by Section 9.1(a) hereof) contained in this Agreement or any of the Loan Documents and such default or breach shall have not been cured or remedied within the earlier of thirty
         (30) days after any of the Borrower shall know (or should have known) of its occurrence or twenty (20) days following receipt of notice thereof from the Agent or the Banks; or

                 (d) The Borrower shall default in the payment of principal or of interest on any other obligation for money borrowed or received as an advance (or any obligation under any conditional sale or other title retention agreement, or any obligation issued or assumed as full or partial payment for property whether or not secured by purchase money Lien, or any obligation under notes payable or drafts accepted representing extensions of credit), including without limitation, the Private Placement Notes and the Note Purchase Agreement, which in aggregate exceeds $200,000 beyond any grace period provided with respect thereto, or shall default in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created (or if any other default under any such agreement shall occur and be continuing beyond any period of grace provided with respect thereto) if the effect of such default is to cause the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to accelerate the due date of such obligation prior to its scheduled date of maturity; or

                 (e) Any of the following: (i) the Borrower shall become insolvent or unable to pay its debts as they mature, make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due or fail generally to pay its debts as they mature; or (ii) an order, judgment or decree is entered adjudicating the

         Borrower bankrupt or insolvent which is not dismissed within sixty
         (60) days of the date of its entry; or (iii) the Borrower shall petition or apply to any Tribunal for the appointment of a trustee, receiver, custodian or liquidator of the Borrower or of any substantial part of the assets of the Borrower, or shall commence any proceedings relating to the Borrower under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debts, dissolution, or liquidation Law of any jurisdiction, whether now or hereafter in effect; or (iv) any such petition or application shall be filed, or any such proceedings shall be commenced, of a type described in subsection (iii) above, against the Borrower and the Borrower by any act shall indicate its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree shall be entered appointing any such trustee, receiver, custodian or liquidator, or approving the petition in any such proceedings, and such order, judgment or decree shall remain unstayed and in effect, if being vigorously contested, for more than sixty (60) days; or (v) any order, judgment or decree shall be entered in any proceedings against the Borrower decreeing the dissolution of the Borrower and such order, judgment or decree shall remain unstayed and in effect for more than thirty (30) days; or (vi) any final order, judgment or decree shall be entered in any proceedings against the Borrower decreeing a split-up of the Borrower which requires the divestiture of a substantial part of the assets of the Borrower, and such order, judgment or decree shall remain unstayed and in effect for more than sixty (60) days; or
         (vii) the Borrower shall fail to make timely payment or deposit of any amount of tax required to be withheld by the Borrower and paid to or deposited to or to the credit of the United States of America pursuant to the provisions of the Internal Revenue Code of 1986, as amended, in respect of any and all wages and salaries paid to employees of the Borrower; or

                 (f) Any final judgment on the merits for the payment of money in an amount in excess of $250,000 shall be outstanding against the Borrower, and such judgment shall remain unstayed and in effect and unpaid for more than thirty (30) days; or

                 (g) Any Reportable Event described in Section 8.13 hereof which the Banks determine in good faith might constitute grounds for the termination of a Plan therein described or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan shall have occurred and be continuing thirty
         (30) days after written notice to such effect shall have been given to any of the Borrower by the Banks, or any such Plan shall be terminated, or a trustee shall be appointed by a United States District Court to administer any such Plan or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan; or

                 (h) Any default or event of default occurs and is continuing beyond any cure period with respect thereto under any of the other Loan Documents, including without limitation, the Security Documents.

         9.2 Remedies. Upon the occurrence of any Event of Default referred to in Section 9.1(e) the Commitments shall immediately terminate and the Notes and all other Indebtedness shall be immediately due and payable, without further notice of any kind. Upon the occurrence of any other Event of Default, and without prejudice to any right or remedy of the Banks under this Agreement or the Loan Documents or under applicable Law of under any other instrument or document delivered in connection herewith, the Banks may (i) declare the Commitments terminated or (ii) declare the Commitments terminated and declare the Notes and the other Indebtedness, or any part thereof, to be forthwith due and payable, whereupon the Notes and the other Indebtedness, or such portion as is designated by the Banks shall forthwith become due and payable, without presentment, demand, notice or protest of any kind, all of which are hereby expressly waived by the Borrower. No delay or omission on the part of the Banks in exercising any power or right hereunder or under the Notes, the Loan Documents or under applicable law shall impair such right or power or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise by the Banks of any such power or right preclude other or further exercise thereof or the exercise of any other such power or right by the Banks. In the event that all or part of the Indebtedness becomes or is declared to be forthwith due and payable as herein provided, the Banks shall have the right to set off the amount of all the Indebtedness of the Borrower owing to the Banks against, and shall have, and is hereby granted by the Borrower, a lien upon and security interest in, all property of each of the Borrower in the Banks' possession at or subsequent to such default, regardless of the capacity in which the Banks possess such property, including but not limited to any balance or share of any deposit, collection or agency account. After Default all proceeds received by the Banks may be applied to the Indebtedness in such order of application and such proportions as the Banks, in their discretion, shall choose. At any time after the occurrence of any Event of Default, the Banks may, at their option, cause an audit of any and/or all of the books, records and documents of the Borrower to be made by auditors satisfactory to the Banks at the expense of the Borrower. The Banks also shall have, and may exercise, each and every right and remedy granted to them for default under the terms of the Security Documents and the other Loan Documents.

                                   ARTICLE X

                                LOAN OPERATIONS

         10.1 Interests in Loans/Commitments. The percentage interest of each Bank in the Loans and Letters of Credit, and the related Commitments, shall be computed based on the maximum principal amount for each Bank as follows:

         Bank                     Maximum Principal Amount                   Percentage Interest
         ----                     ------------------------                   -------------------
BOk                                        $ 20,000,000                               40.00%

Bank One                                   $ 15,000,000                               30.00%

Mercantile                                 $ 15,000,000                               30.00%
                                            -----------

Total                                      $ 50,000,000                              100.00%

The foregoing percentage interests, as from time to time in effect and reflected in the Register, are referred to as the "Percentage Interests" with respect to all or any portion of the Loans and Letters of Credit, and the related Commitments.

         10.2 Agent's Authority to Act. Each of the Banks appoints and authorizes BOk to act for the Banks as the Banks' administrative agent (the "Agent") in connection with the transactions contemplated by this Agreement and the other Loan Documents on the terms set forth herein. In acting hereunder, the Agent is acting for the account of BOk to the extent of its Percentage Interest and for the account of each other Bank to the extent of the Banks' respective Percentage Interests, and all action in connection with the enforcement of, or the exercise of any remedies (other than the Banks' rights of set-off as provided herein or in any other Loan Document) in respect of the Loans and the Indebtedness shall be taken by the Agent.

         10.3 Borrower to Pay Agent. The Borrower shall be fully protected in making all payments in respect of the Notes evidencing Indebtedness to the Agent, in relying upon consents, modifications and amendments executed by the Agent purportedly on the Banks' behalf, and in dealing with the Agent as herein provided. Upon three (3) Business Days notice, the Agent may charge the accounts of the Borrower, on the dates when the amounts thereof become due and payable, with the amounts of the principal of and interest on the Loans, including any amounts paid by the Agent to third parties under Letters of Credit or drafts presented thereunder, commitment fees, Letter of Credit issuance fees and processing/application fees pertaining thereto and all other fees and amounts owing under any Loan Document.

         10.4    Bank Operations for Advances, Letters of Credit.

         10.4.1 Advances. On each Closing Date, each Bank shall advance to the Agent in immediately available funds such Bank's Percentage Interest in the portion of a Loan advanced on such Closing Date prior to 12:00 noon (Tulsa, Oklahoma time). If such funds are not received at such time, but all applicable conditions set forth in Article VII have been satisfied, each Bank authorizes and requests the Agent to advance for the Bank's account, pursuant to the terms hereof, the Bank's respective Percentage Interest in such portion of such Loan and agrees to reimburse the Agent in immediately available funds for the amount thereof prior to 2:00 p.m. (Tulsa, Oklahoma time) on the day any portion of such Loan is advanced hereunder; provided, however, that the Agent is not authorized to make any such advance for the account of any Bank who has previously notified the Agent in writing that such Bank will not be performing its obligations to make further advances hereunder; and provided, further, that the Agent shall be under no obligation to make any such advance.

         10.4.2 Letters of Credit. Each of the Banks authorizes and requests the Issuing Bank to issue the Letters of Credit provided for in Section 2.6 and agrees to purchase a participation in each of such Letters of Credit in an amount equal to its Percentage Interest in the amount of each such Letter of Credit. Promptly upon the request of the Agent, each Bank shall reimburse the Agent in immediately available funds for such Bank's Percentage Interest in the amount of all obligations to third parties incurred by the Agent in respect of each Letter of Credit and each draft accepted under a Letter of Credit to the extent not timely reimbursed by the Borrower. The Agent will notify each Bank of the issuance of any Letter of Credit, the amount and date of payment of any draft drawn or accepted under a Letter of Credit and whether in connection with the payment of any such draft the amount thereof was added to the Revolving Credit Loan or was reimbursed by the Borrower.

         10.4.3 Agent to Allocate Payments. All payments of principal and interest in respect of the extensions of credit made pursuant to this Agreement, reimbursement of amounts paid by the Agent to third parties under Letters of Credit or drafts presented thereunder, commitment fees, Letter of Credit issuance fees and other fees under this Agreement (except for the standard Issuing Bank's Letter of Credit application/processing fees and any Agent fees pursuant to Section 10.8. hereof) which shall not be shared by the Banks shall, as a matter of convenience, be made by the Borrower to the Agent in immediately available funds. The share of each Bank shall be credited to such Bank by the Agent in immediately available funds in such manner that the principal amount of the Loans constituting Indebtedness to be paid shall be paid proportionately in accordance with the Banks' respective Percentage Interests in such Loans, except as otherwise provided in this Agreement. Under no circumstances shall any Bank be required to produce or present its Notes as evidence of its interests in the Loans constituting Indebtedness in any action or proceeding relating to the Loans constituting Indebtedness.

         10.4.4 Delinquent Banks; Nonperforming Banks. In the event that any Bank fails to reimburse the Agent pursuant to Section 10.4.1 for the Percentage Interest of such Bank (a "Delinquent Bank") in any credit advanced by the Agent pursuant hereto, overdue amounts (the "Delinquent Payment") due from the Delinquent Bank to the Agent shall bear interest, payable by the Delinquent Bank on demand, at a per annum rate equal to (a) the Federal Funds Rate for the first three days overdue and (b) the sum of two percentage points (2%) plus the Federal Funds Rate for any longer period. Such interest shall be payable to the Agent for its own account for the period commencing on the date of the Delinquent Payment and ending on the date the Delinquent Bank reimburses the Agent on account of the Delinquent Payment (to the extent not paid by the Borrower as provided below) and the accrued interest thereon (the "Delinquency Period"), whether pursuant to the assignments referred to below or otherwise. Upon notice by the Agent, the Borrower will pay to the Agent the principal (but not the interest) portion of the Delinquent Payment. During the Delinquency Period, in order to make reimbursements for the Delinquent Payment and accrued interest thereon, the Delinquent Bank shall be deemed to have assigned to the Agent all interest, commitment fees and other payments made by the Borrower under Articles II and/or III hereof that would have thereafter otherwise been payable under the Loan Documents to the Delinquent Bank. During any other period in which any Bank is not performing its obligations to extend credit under Articles II and/or III hereof (a "Nonperforming Bank"), the Nonperforming Bank shall be deemed to have assigned to each Bank that is not a Nonperforming Bank (a "Performing Bank") all principal and other payments made by the Borrower that would have thereafter otherwise been payable thereunder to the Nonperforming Bank. The Agent shall credit a portion of such payments to each Performing Bank in an amount equal to the Percentage Interest of such Performing Bank in an amount equal to the Percentage Interest of such Performing Bank divided by one minus the Percentage Interest of the Nonperforming Bank until the respective portions of the Loans owed to all the Banks are the same as the Percentage Interests of the Banks immediately prior to the failure of the Nonperforming Bank to perform its obligations under Articles II and/or III hereof. The foregoing provisions shall be in addition to any other remedies the Agent, the Performing Banks or the Company may have under law or equity against the Delinquent Bank as a result of the Delinquent Payment or against the Nonperforming Bank as a result of its failure to perform its obligations under Articles II and/or III hereof.

         10.5 Sharing of Payments. To the extent permitted by applicable Laws and subject to the provisions of the Intercreditor Agreement, each Bank agrees that (a) if by exercising any right of set-off or counterclaim or otherwise, it shall receive payment of (i) a proportion of the aggregate amount due with respect to its Percentage Interest in the Loans and Letter of Credit Exposure which is greater than (ii) the proportion received by any other Bank in respect of the aggregate amount due with respect to such other Bank's Percentage Interest in the Loans and Letter of Credit Exposure and (b) if such inequality shall continue for more than ten (10) days, the Bank receiving such proportionately greater payment shall purchase participations in the Percentage Interests in the Loans and Letter of Credit Exposure held by the other Banks, and such other adjustments shall be made from time to time (including rescission of such purchases of participations in the event the unequal payment originally received is recovered from such Bank through bankruptcy proceedings or otherwise), as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Exposure held by the Banks shall be shared by the Banks pro rata in accordance with their respective Percentage Interests; provided, however, that this Section 10.5 shall not impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of Indebtedness of Borrower other than Borrower's Indebtedness with respect to the Loans and Letter of Credit Exposure. Each Bank that grants a participation in the Loans and Commitments to a Participant shall require as a condition to the granting of such participation that such Participant agree to share payments received in respect of the Indebtedness as provided in this Section 10.5. The provisions of this Section 10.5 are for the sole and exclusive benefit of the Banks and no failure of any Bank to comply with the terms hereof shall be available to either Borrower as a defense to the payment of the Loans and Commitments.

         10.6 Amendments, Consents, Waivers. Except as otherwise set forth herein, the Agent may (and upon the written request of the Required Banks the Agent shall) take or refrain from taking any action under this Agreement or any other Loan Document, including giving its written consent to any modification of or amendment to and waiving in writing compliance with any covenant or condition in this Agreement or any other Loan Document or any Default or Event of Default, all of which actions shall be binding upon all of the Banks; provided, however, that:

                 (a) Except as provided below, without the written consent of the Banks owning at least a majority of the Percentage Interests (other than Delinquent Banks during the existence of a Delinquency Period so long as such Delinquent Bank is treated the same as the other Banks with respect to any actions enumerated below), no written modification of, amendment to, consent with respect to, waiver of compliance with or waiver of a Default under, any of the Loan Documents shall be made.

                 (b) Without the written consent of the Borrowers and Banks owning at least two thirds of the Percentage Interests (other than Delinquent Banks during the existence of a Delinquency Period so long as such Delinquent Bank is treated the same as the other Banks with respect to any actions enumerated below), no written modification of, amendment to, consent with respect to, waiver of compliance with or waiver of a Default under, Sections 7.18 through 7.32, the related defined terms or this Section 10.6(b) shall be made.

                 (c) Without the written consent of the Borrowers and such Banks as own 100% of the Percentage Interests (other than Delinquent Banks during the existence of a Delinquency Period so long as such Delinquent Bank is treated the same as the other Banks with respect to any actions enumerated below):

                          (i) No reduction shall be made in (A) the amount of
                 principal of any of the Loans or reimbursement obligations for payments made under Letters of Credit, (B) the interest rate on the Loans or (C) the Letter of Credit issuance fees (excluding, however, Letter of Credit processing/application fees, the amount of which shall be within the sole discretion of the Issuing Bank) or commitment (non- usage) fees.

                          (ii) No change shall be made in the stated time of
                 payment of all or any portion of any of the Loans or interest thereon or reimbursement of payments made under Letters of Credit or fees relating to any of the foregoing payable to all of the Banks and no waiver shall be made of any Default under
                 Section 9.1(a).

                          (iii) No increase shall be made in the amount, or
                 extension of the term, of the Commitments beyond that provided for under Articles II and III.

                          (iv) Except as otherwise provided in the
                 Intercreditor Agreement, no alteration shall be made of the Banks' rights of set-off contained herein or in the other Loan Documents.

                          (v) Except as otherwise provided in the Intercreditor
                 Agreement, no release of any Collateral shall be made (except that the Collateral Agent may release particular items of Collateral in dispositions permitted by the Security Documents in accordance with the terms and provisions of the Intercreditor Agreement and may release all Collateral upon payment in full of the Loans evidenced by the Notes and termination of the Commitments together with payment of all of the Private Placement Notes without the written consent of the Banks).

                         (vi) No amendment to or modification of this Section
                 10.6(c) shall be made.

         10.7 Agent's Resignation. The Agent may resign at any time by giving at least 30 days' prior written notice of its intention to do so to each other of the Banks and the Borrower and upon the appointment by the Required Banks of a successor Agent satisfactory to the Borrower. If no successor Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Agent's giving of such notice of resignation, then the retiring Agent may with the consent of the Borrower, which shall not be unreasonably withheld, appoint a successor Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $50,000,000; provided, however, that any successor Agent appointed under this sentence may be removed upon the written request of the Required Banks, which request shall also appoint a successor Agent satisfactory to the Borrower. Upon the appointment of a new Agent hereunder, the term "Agent" shall for all purposes of this Agreement thereafter mean such successor. After any retiring Agent's resignation hereunder as Agent, or the removal hereunder of any successor Agent, the provisions of this Agreement shall continue to inure to the benefit of such Agent as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         10.8    Concerning the Agent.

         10.8.1 Action in Good Faith. The Agent and its officers, directors, employees and agents shall be under no liability to any of the Banks or to any future holder of any interest in the Indebtedness for any action or failure to act taken or suffered in good faith, and any action or failure to act in accordance with an opinion of its counsel shall conclusively be deemed to be in good faith. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, on instructions given to the Agent by the Required Holders of the Notes evidencing the Indebtedness as provided in this Agreement.

         10.8.2 No Implied Duties. The Agent shall have and may exercise such powers as are specifically delegated to the Agent under this Agreement or any other Loan Document together with all other powers incidental thereto. The Agent shall have no implied duties to any Person or any obligation to take any action under this Agreement or any other Loan Document except for action specifically provided for in this Agreement or any other Loan Document to be taken by the Agent. Before taking any action under this Agreement or any other Loan Document, the Agent may request an appropriate specific indemnity satisfactory to it from each Bank in addition to the general indemnity provided for in Section 10.11. Until the Agent has received such specific indemnity, the Agent shall not be obligated to take (although it may in its sole discretion take) any such action under this Agreement or any other Loan Document. Each Bank confirms that the Agent does not have a fiduciary relationship to it under the Loan Documents. The Borrower and its Subsidiaries party hereto confirm that neither the Agent nor any other Bank has a fiduciary relationship to it under the Loan Documents.

         10.8.3 Validity. The Agent shall not be responsible to any Bank or any future holder of any interest in the Loans and Indebtedness (a) for the legality, validity, enforceability or effectiveness of this Agreement or any other Loan Document, (b) for any recitals, reports, representations, warranties or statements contained in or made in connection with this Agreement or any other Loan Document, (c) for the existence or value of any assets included in any security for the Loans and Indebtedness, (d) for the effectiveness of any Lien purported to be included in the Collateral, (e) for the specification or failure to specify any particular assets to be included in the Collateral, or
(f) unless the Agent shall have failed to comply with Section 10.8.1, for the perfection of the security interests in the Collateral.

         10.8.4 Compliance. The Agent shall not be obligated to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Loan Document; and in connection with any extension of credit under this Agreement or any other Loan Document, the Agent shall be fully protected in relying on a certificates of the Borrower as to the fulfillment by the Borrower of any conditions to such extension of credit.

         10.8.5 Employment Agents and Counsel. The Agent may execute any of its duties as Agent under this Agreement or any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be responsible to any of the Banks, the Borrower for the default or misconduct of any such Agents or attorneys-in-fact selected by the Agent acting in good faith. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder or under any other Loan Document.

         10.8.6 Reliance on Documents and Counsel. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any affidavit, certificate, cablegram, consent, instrument, letter, notice, order, document, statement, telecopy, telegram, telex or teletype message or writing reasonably believed in good faith by the Agent to be genuine and correct and to have been signed, sent or made by the Person in question, including any telephonic or oral statement made by such Person, and, with respect to legal matters, upon an opinion or the advice of counsel selected by the Agent.

         10.8.7 Agent's Reimbursement. Each of the Banks severally agrees to reimburse the Agent, in the amount of such Bank's Percentage Interest, for any reasonable expenses not reimbursed by the Borrower (without limiting the obligation of the Borrower to make such reimbursement): (a) for which the Agent is entitled to reimbursement by the Borrower under this Agreement or any other Loan Document, and (b) after the occurrence of a Default, for any other reasonable expenses incurred by the Agent on the Banks' behalf in connection with the enforcement of the Banks' rights under this Agreement or any other Loan Document.

         10.8.8 Agent's Fees. The Borrower shall pay to the Agent for its own account an Agent's fee in the amounts separately agreed to from time to time by the Borrower and the Agent.

         10.9 Rights as a Bank. With respect to any Loan(s) or advance(s) extended by it hereunder, BOk shall have the same rights, obligations and powers hereunder as any other Bank and may exercise such rights and powers as though it were not the Agent, and unless the context otherwise specifies, BOk shall be treated in its individual capacity as though it were not the Agent hereunder. Without limiting the generality of the foregoing, the Percentage Interest of BOk shall be included in any computations of Percentage Interests. BOk and its Affiliates may accept deposits from, lend money to, act as trustee for and generally engage in any kind of banking or trust business with the Borrower, any of its Subsidiaries or any Affiliate of any of them and any Person who may do business with or own an equity interest in the Borrower, any of its Subsidiaries or any Affiliate of any of them, all as if BOk were not the Agent and without any duty to account therefor to the other Banks.

         10.10 Independent Credit Decision. Each of the Banks acknowledges that it has independently and without reliance upon the Agent, based on the financial statements and other documents referred to in Section 8.3, on the other representations and warranties contained herein and on such other information with respect to the Borrower and its Subsidiaries as such Bank deemed appropriate, made such Bank's own credit analysis and decision to enter into this Agreement and to make the extensions of credit provided for hereunder. Each Bank represents to the Agent that such Bank will continue to make its own independent credit and other decisions in taking or not taking action under this Agreement or any other Loan Document. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, Agents, attorneys-in-fact or Affiliates has made any representations or warranties to such Bank, and no act by the Agent taken under this Agreement or any other Loan Document, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent. Except for notices, reports and other documents expressly required to be furnished to each Bank by the Agent under this Agreement or any other Loan Document, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition, financial or otherwise, or creditworthiness of the Borrower or any Subsidiary which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

         10.11 Indemnification. The holders of the Indebtedness shall indemnify the Agent and its officers, directors, employees and Agents (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), pro rata in accordance with their respective Percentage Interests, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Agent or such Persons relating to or arising out of this Agreement, any other Loan Document, the transactions contemplated hereby or thereby, or any action taken or omitted by the Agent in connection with any of the foregoing; provided, however, that the foregoing shall not extend to actions or omissions which are taken by the Agent with gross negligence or willful misconduct.


                                   ARTICLE XI

                           ASSIGNMENTS/PARTICIPATIONS

         11. Successors and Assigns; Bank Assignment and Participations. Any reference in this Agreement to any party hereto shall be deemed to include the successors and assigns of such party, and all covenants and agreements by or on behalf of the Borrower, the Agent or the Banks that are contained in this Agreement or any other Loan Documents shall bind and inure to the benefit of their respective successors and assigns; provided, however, that (a) the Borrower may not assign its rights or obligations under this Agreement except for mergers or liquidations permitted by Section 7.24, and (b) the Banks shall be not entitled to assign their respective Percentage Interests in the Loans evidenced by the Notes hereunder except as set forth below in this Section 11.

         11.1    Assignments by Banks.

         11.1.1 Assignees and Assignment Procedures. Each Bank may (a) without the consent of the Agent or the Borrower if the proposed assignee is already a Bank hereunder or a Wholly Owned Subsidiary of the same corporate parent of which the assigning Bank is a Subsidiary, or (b) otherwise with the consents of the Agent and (so long as no Event of Default exists) the Borrower (which consents will not be unreasonably withheld), in compliance with applicable laws in connection with such assignment, assign to one or more commercial banks or other financial institutions (each, an "Assignee") all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents, including all or a portion, which need not be pro rata among the Loans and the Letter of Credit Exposure, of its Commitments, the portion of the Loans and Letter of Credit Exposure at the time owing to it and the Notes held by it, but excluding its rights and obligations as an Agent; provided, however, that:

                 (i) the aggregate amount of the Commitments of the assigning Bank subject to each such assignment to any Assignee other than another Bank (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall be not less than $1,000,000 and in increments of $500,000; and

                 (ii) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance (the "Assignment and Acceptance") in the form satisfactory to the Agent and the Collateral Agent, together with the Note or Notes subject to such assignment and a processing and recordation fee of $500 payable to the Agent by the assigning Bank or the Assignee.

         Upon acceptance and recording pursuant to Section 11.1.4, from and after the effective date specified in each Assignment and Acceptance (which effective date shall be at least five (5) Banking Days after the execution thereof unless waived in writing by the Agent):

                 (A) the Assignee shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement; and

                 (B) the assigning Bank shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of the applicable Interest Rate Option provisions of Article V hereof, as well as to any fees accrued for its account hereunder and not yet paid).

         11.1.2 Terms of Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Bank and Assignee shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

                 (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;

                 (b) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or the performance or observance by the Borrower or any of its Subsidiaries of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;

                 (c) such Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent quarterly or annual financial statements delivered pursuant to Section 7.6 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

                 (d) such Assignee will independently and without reliance upon the Agent, such assigning Bank or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;




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

                 (e) such Assignee appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and

                 (f) such Assignee agrees that it will perform in accordance with the terms of this Agreement all the obligations which are required to be performed by it as a Bank.

         11.1.3 Register. The Agent shall maintain at its main Tulsa banking office a register (the "Register") for the recordation of (a) the names and addresses of the Banks and the Assignees which assume rights and obligations pursuant to an assignment under Section 11.1.1, (b) the Percentage Interest of each such Bank as set forth in Section 11.1 and (c) the amount of the Loans and Letter of Credit Exposure owing to each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is registered therein for all purposes as a party to this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

         11.1.4 Acceptance of Assignment and Assumption. Upon its receipt of a completed Assignment and Acceptance executed by an assigning Bank and an Assignee, in exchange for the Notes subject to such assignment, together with the Note or Notes subject to such assignment, and the processing and recordation fee referred to in Section 11.1.1, the Agent shall (a) accept such Assignment and Acceptance, (b) record the information contained therein in the Register and (c) give prompt notice thereof to the Borrower. Within five (5) Banking Days after receipt of notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Assignee in a principal amount equal to the applicable Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment and Loan, a new Note or Notes to the order of such assigning Bank in a principal amount equal to the applicable Commitment and Loan retained by it. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, and shall be dated the date of the surrendered Note or Notes which it or they replace. All such Notes so replaced shall be delivered by the Agent to the Borrower or, alternatively, at the Agent's election, marked appropriately to evidence the replacement thereof by such replacement Note(s).

         11.1.5 Federal Reserve Bank. Notwithstanding the foregoing provisions of this Section 11, any Bank may at any time pledge or assign all or any portion of such Bank's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Bank from such Bank's obligations hereunder or under any other Loan Document.

         11.1.6 Further Assurances. The Borrower and its Subsidiaries shall sign such documents and take such other actions from time to time reasonably requested by an Assignee to enable it to share in the benefits of the rights created by the Loan Documents.

         11.2 Credit Participants. Each Bank may, without the consent of the Borrower and with the consent of the Agent, in compliance with applicable laws in connection with such participation, sell to one or more commercial banks or other financial institutions (each a "Credit Participant") participations in all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments, the Loans and Letter of Credit exposure owing to it and the Notes held by it); provided, however, that:

                 (a) such Bank's obligations under this Agreement shall remain unchanged;

                 (b) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations;

                 (c) the Credit Participant shall be entitled to the benefit of any cost protection provisions contained in the Credit Agreement, but shall not be entitled to receive any greater payment thereunder than the selling Bank would have been entitled to receive with respect to the interest so sold if such interest had not been sold; and

                 (d) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and such Bank shall retain the sole right as one of the Banks to vote with respect to the enforcement of the obligations of the Borrower relating to the Loans and Letter of Credit Exposure and the approval of any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications, consents or waivers described in clause (c) of the proviso to Section 10.6).

Borrower agrees, to the fullest extent permitted by applicable law, that any Credit Participant and any Bank purchasing a participation from another Bank pursuant to Section 10.5 may exercise all rights of payment (including the right of set-off), with respect to its participation as fully as if such Credit Participant or such Bank were the direct creditor of the Borrower and a Bank hereunder in the amount of such participation.


                                  ARTICLE XII

                                 MISCELLANEOUS

         12.1 Notices. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be either hand-delivered (by courier or otherwise) or mailed by certified mail, postage prepaid, to the respective addresses specified below, or, as to any party, to such other address as may be designated by it in written notice to the other parties:

                 If to the Borrower, to:

                          Heritage Operating, L.P.
                          8801 South Yale Avenue, Suite 310
                          Tulsa, Oklahoma  74137
                          Attn: Chief Financial Officer
                          FAX: (918) ___-____

                 If to the Banks, to:

                          Bank of Oklahoma, National Association
                          P. O. Box 2300
                          Bank of Oklahoma Tower
                          One Williams Center
                          Tulsa, Oklahoma  74192
                          Attn: Energy Department - 8th Floor
                          FAX:  (918) 588-6880




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

                          Bank One, Texas, NA
                          P.O. Box 2629
                          910 Travis
                          Houston, Texas  77252-2629
                          Attn: ___________________________
                          FAX:  (713) 751-7894

                          Mercantile Bank of St. Louis, N.A.
                          721 Locust
                          St. Louis, Missouri  63101
                          Attn: Corporate Banking
                          FAX:  (314) 425-3859

BOK is hereby designated and appointed and shall serve as notice agent for all of the Banks insofar as notices hereunder are concerned and notice to BOk shall be deemed notice to each of the Banks with the same force and effect as if each such Bank were individually notified in accordance herewith. All notices, requests, consents and demands hereunder will be effective when hand-delivered to the applicable notice address set forth above or when mailed by certified mail, postage prepaid, addressed as aforesaid.

         12.2 Place of Payment. All sums payable hereunder shall be paid in immediately available funds to the Agent, at its principal banking offices at Bank of Oklahoma Tower, One Williams Center in Tulsa, Oklahoma, or at such other place as the Agent shall notify the Borrower in writing. If any interest, principal or other payment falls due on a date other than a Business Day, then (unless otherwise provided herein) such due date shall be extended to the next succeeding Business Day, and such extension of time will in such case be included in computing interest, if any, in connection with such payment.

         12.3 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and the delivery of Loan Documents. All statements contained in any certificate or other instrument delivered by the Borrower hereunder shall be deemed to constitute representations and warranties by the Borrower.

         12.4 Parties in Interest. All covenants, agreements and obligations contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that the Borrower may not assign their rights or obligations hereunder without the prior written consent of the Banks.

         12.5 Governing Law and Jurisdiction. This Agreement and the Notes shall be deemed to have been made or incurred and delivered under the Laws of the State of Oklahoma and shall be construed and enforced in accordance with and governed by the Laws of Oklahoma.

         12.6 SUBMISSION TO JURISDICTION. THE BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN TULSA COUNTY, OKLAHOMA AND WAIVE ANY OBJECTION WHICH BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON ANY OF THEM, AND CONSENT THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO ANY OF THEM AT THE ADDRESS SET FORTH IN SUBSECTION 12.1 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER MAILED OR DELIVERED BY MESSENGER.




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

         12.7 Maximum Interest Rate. Regardless of any provision herein, the Banks shall never be entitled to receive, collect or apply, as interest on the Indebtedness any amount in excess of the maximum rate of interest permitted to be charged by the Banks by applicable Law, and, in the event the Banks shall ever receive, collect or apply, as interest, any such excess, such amount which would be excessive interest shall be applied to other Indebtedness and then to the reduction of principal; and, if all other Indebtedness and principal are paid in full, then any remaining excess shall forthwith be paid to the Borrower.

         12.8 No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, on the part of the Banks, any right, power or privilege hereunder or under any other Loan Document or applicable Law shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege of the Banks. The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by any other instrument or by law. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by the Banks. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         12.9 Costs. The Borrower agrees to pay to the Banks on demand all reasonable costs, fees and expenses (including without limitation reasonable attorneys fees and legal expenses) incurred or accrued by the Banks in connection with the negotiation, preparation, execution, delivery, filing, recording and administration of this Agreement, the Notes, the Security Documents, the Intercreditor Agreement and the other Loan Documents, or any amendment, waiver, consent or modification thereto or thereof, or any enforcement thereof. The Borrower further agrees that the fees and expenses of the Banks, including the Agent, incurred in connection with the negotiation and preparation of this Agreement and the other Loan Documents shall be paid regardless of whether or not the transactions provided for in this Agreement are eventually closed and regardless of whether or not any or all sums evidenced by the Notes are advanced to the Borrower by the Banks.

         12.10 Participations. The Borrower recognizes and acknowledges that the Agent is selling a participating interest in the applicable Notes issued to the order of BOk to The Stillwater National Bank and Trust Company (together with other participants to which any of the Banks may sell participating interests in the Notes, collectively the "Credit Participants"). Upon receipt of notice of the address of such Credit Participants, the Borrower shall thereafter supply such Credit Participants with the same information and reports communicated to the Banks, whether written or oral. The Borrower hereby acknowledges and agrees that Credit Participants shall be deemed a holder of the applicable Notes to the extent of their respective participation, and the Borrower hereby waives its right, if any, to offset amounts owing to the Borrower from the Banks against each Credit Participant's portion of the applicable Notes.

         12.11 WAIVER OF JURY. BORROWER FULLY, VOLUNTARILY AND EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED (OR WHICH MAY IN THE FUTURE BE DELIVERED) IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE SECURITY DOCUMENTS. BORROWER AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.




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


         Borrower acknowledges that it have been informed by the Agent that the provisions of this Section 12.11 constitute a material inducement upon which each of the Banks has relied and will rely in entering into this Agreement and the other Loan Documents, and that Borrower has reviewed the provisions of this
Section 12.11 with its legal counsel. Any of the Banks, the Agent or the Borrower may file an original counterpart or copy of the Section 12.11 with any court or Tribunal as written evidence of the express consent of the Borrower, the Agent and the Banks to the waiver of their rights to trial by jury.

         12.12 Full Agreement. This Agreement and the other Loan Documents contain the full agreement of the parties and supersede all negotiations and agreements prior to the date hereof.

         12.13 Headings. The article and section headings of this Agreement are for convenience of reference only and shall not constitute a part of the text hereof nor alter or otherwise affect the meaning hereof.

         12.14 Severability. The unenforceability or invalidity as determined by a Tribunal of competent jurisdiction, of any provision or provisions of this Agreement shall not render unenforceable or invalid any other provision or provisions hereof.

         12.15 Exceptions to Covenants. The Borrower shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

         12.16 Conflict with Security Documents. To the extent the terms and provisions of any of the Security Documents are in conflict with the terms and provisions hereof, this Agreement shall be deemed controlling.

         12.17 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Tulsa, Oklahoma, effective as of the day and year first above written.

                                  "Borrower"

                                  HERITAGE OPERATING, L.P., a Delaware
                                  limited partnership

                                  By:  Heritage Holdings, Inc., a
                                       Delaware corporation,
                                       general partner


                                  By____________________________________________
                                    H. Michael Krimbill, Chief Financial Officer


                                       "Banks"

                                  BANK OF OKLAHOMA, NATIONAL
                                  ASSOCIATION




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


                                        By______________________________________
                                          Denise L. Maltby, Vice President



                                        BANK ONE, TEXAS, NA


                                        By______________________________________
                                          John Lane, Vice President



                                        MERCANTILE BANK OF ST. LOUIS, N.A.


                                        By______________________________________
                                          John C. Billings, Vice President




                                      65